Exhibit 2.3

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NORTHERN TIER RETAIL LLC CONTRIBUTION AGREEMENT

AMONG

SPEEDWAY SUPERAMERICA LLC

NORTHERN TIER RETAIL LLC

AND

NORTHERN TIER INVESTORS LLC

DATED AS OF October 6, 2010

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List of Exhibits and Schedules

Exhibits

Exhibit A	Form of Deed
Exhibit B	Form of Marketing Real Property Lease Assignment
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Private Label Products Agreement
Exhibit E	Form of License Agreement to NT Retail for “Speedway” Trademarks
Exhibit F	Form of License Agreement to SSA for “SuperAmerica” Trademarks
Exhibit G	Form of Assignment of “SuperAmerica” Trademarks
Exhibit H	Ashland Sublease Assignment
Exhibit I	Intentionally Omitted
Exhibit J	Intentionally Omitted
Exhibit K	Form of Card Processing Agreement
Exhibit L	Form of Speedy Rewards Program Agreement

Schedules

2.1(b)	Marketing Improvements
2.1(g)	Transferred Marketing Permits
2.1(h)	Marketing Rolling Stock
2.1(j)	Transferred Marketing Contracts
2.1(x)	Employee Books and Records
2.2(cc)	Excluded Assets
2.4(h)	SSA ERISA Contribution Obligations
3.2(a)(iii)	Third-Party Consents and Authorizations
4.1	Exceptions to Absence of Undisclosed Liabilities
4.2(a)	Marketing Owned and Leased Real Property
4.2(b)	Marketing Real Property Exceptions
4.2(c)	Marketing Asset Exceptions
4.3(a)	Marketing Real Property Title Exceptions
4.3(b)	Marketing Personal Property Title Exceptions
4.6(b)	SAF Liens
4.6(c)	SAF Ownership Interests
4.6(e)	Exceptions to Material SAF Contracts
4.7(a)(i)(A)	Transferred Material Marketing Contracts
4.7(a)(i)(B)	Non-Transferred Material Marketing Contracts
4.7(a)(ii)	Exceptions to Available Material Marketing Contracts
4.7(a)(iii)	Exceptions to Material Marketing Contracts
4.7(b)(i)	Material SAF Contracts
4.7(b)(iii)	Exceptions to SAF Contracts
4.8(a)(i)	Marketing Authorizations
4.8(a)(ii)	Non-Transferred Marketing Permits
4.8(a)(iv)	Notifications to Marketing by Government Authorities
4.8(b)(i)	SAF Authorizations

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4.8(b)(iii)	Notifications to SAF by Government Authorities
4.9(a)	SSA Compliance with Law Exceptions
4.9(b)	SAF Compliance with Law Exceptions
4.10	Marketing Environmental Exceptions
4.10(c)	Known Marketing Environmental Conditions
4.10(d)	Existing Marketing Soil & Groundwater Consent Decrees
4.10(e)	Existing Marketing Consent Decrees
4.10(f)	Underground Storage Tanks & Environmental Compliance
4.11	Proceedings
4.12(e)	SAF and SSA Intellectual Property
4.13(a)	Marketing Affiliate Contracts
4.13(b)	SAF Affiliate Contracts
4.14	Tax Exceptions
4.15	Supplier Listing
4.16	SSA Benefit Plans
6.1(b)	Environmental Financial Assurance Arrangements
7.4(a)	Transfer Tax Valuations

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NORTHERN TIER RETAIL LLC CONTRIBUTION AGREEMENT

This NORTHERN TIER RETAIL LLC CONTRIBUTION AGREEMENT (this “Marketing Contribution Agreement”) dated as of October 6, 2010 is made by and among Speedway SuperAmerica LLC, a Delaware limited liability company (“SSA”), Northern Tier Retail LLC, a Delaware limited liability company (“NT Retail”) and Northern Tier Investors LLC, a Delaware limited liability company (“NTI”).

W I T N E S S:

WHEREAS, NT Retail was formed on June 23, 2010;

WHEREAS, SSA owns the SSA Transferred Assets and the SAF Interests;

WHEREAS, pursuant to the Formation Agreement, SSA has agreed to convey the SSA Transferred Assets to NT Retail at the Closing; and

WHEREAS, pursuant to the Formation Agreement, SSA has agreed to convey NT Retail to an entity that will become a Subsidiary of NTI at the Closing;

NOW, THEREFORE, in consideration of the promises and the representations, warranties and mutual covenants of SSA, NT Retail and NTI, and upon the terms and subject to the conditions hereinafter set forth, SSA, NT Retail and NTI, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Marketing Contribution Agreement and not otherwise defined herein shall have the meanings set forth in Appendix A to the Formation Agreement.

ARTICLE 2

TRANSFER OF ASSETS BY SSA AND

ASSUMPTION OF OBLIGATIONS BY NT RETAIL

Section 2.1 Transfer of Assets. Effective as of the Effective Time, upon the terms and subject to the conditions set forth herein and in consideration of the representations, warranties and agreements of NT Retail contained herein, the assumption of the NT Retail Assumed SSA Obligations by NT Retail, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SSA agrees, subject to Sections 2.5(b) and 2.6, to contribute, convey, transfer, assign and deliver to NT Retail (the “SSA Contribution”) and NT Retail agrees to unconditionally and absolutely accept and assume from SSA and its Affiliates, all of SSA’s and its Affiliates’ right, title and interest immediately prior to the Effective Time in and to the following described properties and assets, but excluding the Excluded Assets (collectively, the “SSA Transferred Assets”):

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(a) the Marketing Real Property, including the Marketing Real Property Leases associated with any portion thereof;

(b) the improvements located on the Marketing Sites, including buildings, facilities, fixtures, above ground and underground piping and storage tanks, pumps and appurtenances, and also including the improvements described in Section 2.1(b) of the SSA Disclosure Schedules (collectively, the “Marketing Improvements”), subject to any lessor’s rights set forth in any applicable lease with respect to improvements on the Leased Marketing Sites, the Ashland Marketing Sites or the SSA Office Lease;

(c) the Marketing Fuel Inventory and the Merchandise;

(d) to the extent not included in the Marketing Fuel Inventory and the Merchandise, the other tangible personal property owned by SSA located at the Marketing Sites or used by SSA primarily in the operation of the Marketing Business, including all supplies, tools, equipment, manuals and furniture (collectively, the “Marketing Personal Property”);

(e) the Store Cash;

(f) the historical books and records (both tangible and electronic) maintained at the Marketing Sites or elsewhere and relating primarily to SSA’s and its Affiliates’ ownership of the Marketing Assets and operation of the Marketing Business and the SAF Business, including all manuals and procedures required to be provided to Franchisees under the Franchise Agreements, and any such records that are stored or maintained in electronic storage format, such as computer disks or tapes, but excluding (i) any parts thereof that relate to other businesses or assets of SSA, which SSA may redact, and (ii) the Employee Books and Records (collectively, the “Marketing Books and Records”);

(g) all rights relating to the permits and other Authorizations set forth on Section 2.1(g) of the SSA Disclosure Schedules (collectively, the “Transferred Marketing Permits”);

(h) all interests in leases with respect to the Rolling Stock identified in Section 2.1(h) of the SSA Disclosure Schedules (collectively, the “Marketing Rolling Stock”);

(i) all rights under express or implied warranties from vendors and suppliers to SSA with respect to the SSA Transferred Assets;

(j) the Contracts that are identified in Section 2.1(j) of the SSA Disclosure Schedules to the extent they are in effect as of the Effective Time (collectively, the “Transferred Marketing Contracts”);

(k) the Transferred Owned Marketing IP;

(l) all rights relating to the items set forth on Schedule 2.4(a)(vii) to the Formation Agreement, to the extent related to SSA’s or its Affiliates’ ownership of the Marketing Assets or operation of the Marketing Business or SAF Business and existing as of the Effective Time (collectively, the “Marketing Prepayments”);

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(m) all refunds arising out of Taxes, or withholdings associated with Taxes relating to the Marketing Assets or the Marketing Business accruing to or for any Post-Closing Tax Period, to the extent provided in Article 7;

(n) all general intangibles and associated goodwill, in each case, exclusively related to the ownership of the Marketing Assets, and the operation of the Marketing Business or the SAF Business (other than the goodwill related to Intellectual Property that is Excluded Marketing IP); and

(o) the SAF Interest.

Effective as of the applicable Employee Transfer Date, and upon the terms and pursuant to the conditions of the Formation Agreement, SSA shall contribute, convey, transfer, assign and deliver to NT Retail certain employment and personnel records relating to SSA Employees who become Acquired Employees as of such Employee Transfer Date of the type described in Section 2.1(x) of the SSA Disclosure Schedules (collectively, the “Employee Books and Records”).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Marketing Contribution Agreement, all assets, excluding the SSA Transferred Assets (collectively, the “Excluded Assets”), are excluded from the SSA Transferred Assets and shall be retained by SSA and its Affiliates after the Effective Time, including:

(a) all cash, cash equivalents and short-term investments, except for the Store Cash;

(b) all bank deposits and bank accounts;

(c) Third-Person Receivables;

(d) all inter-company accounts and contracts involving SSA and its Affiliates;

(e) all rights relating to deposits and prepaid expenses and Claims for refunds and rights to offset in respect thereof, except for the Marketing Prepayments;

(f) all rights to any assets under any SSA Benefit Plan or any related trusts;

(g) all refunds arising out of Taxes, or withholdings associated with Taxes, relating to the SSA Transferred Assets accruing to or for any Pre-Closing Tax Period, to the extent provided in Article 7;

(h) all rebates earned by SSA or SAF at any of the Marketing Sites prior to the Closing Date and all rebates relating to the Marketing Fuel Inventory and the Merchandise transferred to NT Retail as of the Closing Date;

(i) all proceeds from any underground storage tank fund or similar fund for investigations, corrective action or Remediation performed by SSA or any of its contractors at any of the Marketing Sites prior to the Effective Time;

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(j) all Intellectual Property (i) other than the Transferred Owned Marketing IP, and (ii) except as, and to the extent separately licensed to NT Retail as provided in any of the Related Agreements;

(k) all subscriptions to reports or other materials prepared by Persons who are not parties to this Marketing Contribution Agreement;

(l) the Non-Transferred Marketing Permits;

(m) all lottery tickets located at the Marketing Sites as of the Effective Time;

(n) all assets, property improvements, appurtenances, fixtures, equipment, goods or consignment inventory located at any Marketing Site which are not owned by SSA, including forecourt area video monitor equipment;

(o) spare parts and other supplies located in Marketing Rolling Stock but owned and managed by SSA as part of its Springfield, Ohio warehouse inventory;

(p) all insurance policies and rights and Claims thereunder;

(q) all rights under (i) the Asset Transfer and Contribution Agreement dated as of December 12, 1997 by and between Marathon Oil Company and Ashland Inc., as amended, and (ii) the Master Agreement dated as of March 18, 2004 by and among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, as amended;

(r) all defenses and Claims that SSA could assert against Third Persons, except for claims which SSA could assert (other than pursuant to the agreements referred to in the immediately preceding Section 2.2(q)) on account of matters or acts as to which NT Retail has agreed to assume liability;

(s) all minute books and similar materials related to maintenance of records of SSA that are not Marketing Books and Records;

(t) all financial books and records of SSA that are not Marketing Books and Records;

(u) all forecasts, financial information or financial statements prepared by or used by SSA or any of its Affiliates, to the extent not Marketing Books and Records or relating primarily to the Marketing Business, and all copies of and subscriptions to Third Person reports;

(v) all employment records, including personnel records and medical records, relating to current or former employees of the Marketing Business who do not become Acquired Employees;

(w) all rights of SSA and any of its Affiliates under or pursuant to the Formation Agreement and the Related Agreements;

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(x) any Claims or other rights to receive monies arising prior to or after the Execution Date which SSA or any of its Affiliates has or may have which are attributable to its ownership of the SSA Transferred Assets prior to the Effective Time;

(y) all Contracts other than the Transferred Marketing Contracts;

(z) to the extent distributed to SSA or its Affiliates prior to the Effective Time, all of SAF’s rights to receive payment on its trade and other accounts receivable unpaid as of the Effective Time (the “SAF Receivables”);

(aa) all books, documents, records and files prepared in connection with or relating in any way to the Contemplated Transactions or any alternative transaction and any related analyses;

(bb) the Speedy Rewards Program;

(cc) those assets listed in Section 2.2(cc) of the SSA Disclosure Schedules; and

(dd) any other asset that is not an SSA Transferred Asset.

Section 2.3 Assumed Obligations. Effective as of the Effective Time, in consideration of the representations, warranties and covenants of SSA contained herein, the contribution, conveyance, transfer, assignment and delivery of the SSA Transferred Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NT Retail unconditionally and absolutely accepts and assumes from SSA, the following obligations, but excluding the SSA Retained Obligations (the “NT Retail Assumed SSA Obligations”):

(a) except as otherwise expressly provided in this Marketing Contribution Agreement, all Obligations, Claims and Losses to the extent arising out of or relating to the Marketing Business or the ownership, operation or use of the Marketing Assets at any time after the Effective Time;

(b) all Obligations associated with the Transferred Marketing Contracts (but only to the extent such Obligations are performable after and relate to goods or services delivered or provided (or to be delivered or provided) after the Effective Time);

(c) all Obligations associated with compliance with the Transferred Marketing Permits at any time after the Effective Time;

(d) purchase orders solely related to the Marketing Business or the Marketing Assets and accepted by SSA in the ordinary course of business consistent with past practice that have not as of the Effective Time been filled;

(e) Taxes relating to the Marketing Assets or arising out of the Marketing Business, to the extent provided in Article 7;

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(f) all Obligations costs and expenditures arising out of or required under any Existing Marketing Consent Decree or Existing Marketing Soil & Groundwater Consent Decree that are incurred after the Effective Time, except to the extent such Obligations, costs and expenditures are retained by SSA pursuant to Section 2.4(c); and

(g) the NT Retail Assumed Marketing Remediation Liabilities.

Section 2.4 Retained Obligations. Except as otherwise provided in this Marketing Contribution Agreement, SSA shall retain sole responsibility for and shall pay, perform and discharge when due all Obligations of SSA (regardless of whether asserted before or after the Effective Time), other than the NT Retail Assumed SSA Obligations (collectively, the “SSA Retained Obligations”), including the following:

(a) all Obligations, Claims and Losses to the extent arising out of or relating to the Marketing Business or the ownership, operation or use of the Marketing Assets at any time prior to the Effective Time, including all Environmental Liabilities to the extent arising out of or relating to the Marketing Business or the ownership, operation or use of the Marketing Assets at any time prior to the Effective Time, except for the NT Retail Assumed Marketing Remediation Liabilities;

(b) all Obligations associated with Contracts other than the Transferred Marketing Contracts; and Obligations associated with the Transferred Marketing Contracts which relate to goods or services delivered or provided (or to be delivered or provided) before the Effective Time);

(c) all Obligations associated with fines or penalties assessed by any Governmental Authority under any Environmental Law, the Existing Marketing Soil & Groundwater Consent Decrees, or the Existing Marketing Consent Decrees, and related to the Marketing Assets or the Marketing Business, but only to the extent such fines or penalties relate to the operation of the Marketing Assets or non-compliance with the Existing Marketing Consent Decrees or Existing Marketing Soil & Groundwater Consent Decrees, in either case, prior to the Effective Time;

(d) Environmental Liabilities in connection with the shipment, transfer, treatment, recycling, storage or disposal (in each case, off-site from the Marketing Real Property) of Hazardous Substances generated as a result of or in connection with the operations of the Marketing Assets prior to the Effective Time (but, in any case, excluding the NT Retail Assumed Marketing Remediation Liabilities);

(e) the SSA Retained Marketing Remediation Liabilities;

(f) Taxes relating to the Marketing Assets or arising out of the Marketing Business, to the extent provided in Article 7;

(g) all Obligations, Claims and Losses relating to the Excluded Assets, including any Environmental Liabilities arising out of the ownership, operation, use or maintenance thereof;

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(h) all Obligations, Claims and Losses arising pursuant to or relating to any Benefit Plans sponsored, maintained or contributed to by SSA or any of its ERISA Affiliates, including, any pension withdrawal liabilities related to any Benefit Plan to which SSA or any other Person (whether or not incorporated) that, within the six-year period ending on the applicable Employee Transfer Date, is or was treated as an ERISA Affiliate, currently contributes, has contributed or had an “obligation to contribute” (as defined in ERISA Section 4212) or any other Benefit Plan, including any multiemployer plan (as defined in ERISA Section 3(37)), that previously may have been established by SSA or any ERISA Affiliate to which SSA or any ERISA Affiliate has or had an “obligation to contribute” for current or former employees of SSA or such Person, including those listed in Section 2.4(h) of the SSA Disclosure Schedules;

(i) all Obligations, Claims and Losses relating to employees of SSA and its Affiliates who do not become Acquired Employees, except for Obligations, Claims and Losses relating to a failure of NT Retail to offer employment to such employees where NT Retail was obligated under the Formation Agreement;

(j) all Obligations, Claims and Losses relating to SSA Employees who become Acquired Employees with respect to the period prior to the applicable Employee Transfer Date; and

(k) all Third-Person Payables.

Section 2.5 Instruments of Conveyance and Assumption.

(a) Subject to Section 2.6, from time to time, SSA and its Affiliates shall execute and deliver, and record (when appropriate) any and all Deeds, instruments or other documents of transfer, conveyance and assignment, and take such other action as NT Retail may reasonably request, as may be necessary or advisable to effect or evidence the transfers of the SSA Transferred Assets, as and to the extent contemplated hereby. From time to time, NT Retail will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as SSA may reasonably request, as may be necessary or advisable to effect the assumption of the NT Retail Assumed SSA Obligations, as and to the extent contemplated hereby. In the event that any Excluded Assets or SSA Retained Obligations are inadvertently transferred to NT Retail or one of its subsidiaries, (a) SSA and its Affiliates and NT Retail and its Affiliates shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as SSA or NT Retail may reasonably request, as may be necessary or advisable to effect or evidence the transfer of the Excluded Assets to SSA or its Affiliates, as and to the extent contemplated hereby, and (b) NT Retail and SSA will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as SSA or NT Retail may reasonably request, as may be necessary or advisable to effect the assumption of the SSA Retained Obligations by SSA or its Affiliates, as and to the extent contemplated hereby.

(b) SSA acknowledges that, if NTI and its Affiliates enter into the Sale and Leaseback Transaction, NTI (on behalf of NT Retail) may designate that certain Marketing Owned Real Property and Marketing Improvements be conveyed to the Third Person counter-party

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to the Sale and Leaseback Transaction as contemplated in Section 7.12 of the Formation Agreement, and that SSA and its Affiliates shall execute and deliver, and record (when appropriate), any and all Deeds, instruments or other documents of transfer, conveyance and assignment, and take such other action as NTI (on behalf of NT Retail) may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Marketing Owned Real Property and Marketing Improvements to such Third Person counter-party. The foregoing notwithstanding, SSA shall approve the form, terms and conditions of such Deeds, instruments or other documents in advance of the Closing Date, which approval will not be unconditionally withheld, conditioned or delayed. NTI and its Affiliates agree to indemnify, defend and hold harmless the SSA Indemnitees from and against any and all Claims and Losses of the SSA Indemnitees arising out of or relating to Claims made against any SSA Indemnitee by any such Third Person counter-party that arise out of or relate to the Sale and Leaseback Transaction (other than Claims and Losses arising from the breach of the warranty of title set forth in the applicable Deed, instrument or document).

(c) NTI and its Affiliates agree that their use of the Sale and Leaseback Transaction shall not release NTI or any of its Affiliates from any representation, warranty, covenant or other obligation contained in this Marketing Contribution Agreement or any of the Related Agreements. SSA and its Affiliates agree that nothing in this Section 2.5 shall be construed to limit SSA’s obligations under Article 8.

Section 2.6 Effect of Consents to Transfer Not Obtained.

(a) Notwithstanding anything in this Marketing Contribution Agreement to the contrary, this Marketing Contribution Agreement shall not constitute an agreement to assign any SSA Transferred Asset which by its terms or by Law is not transferable, or may not be assigned without a required Third-Person Consent or Authorization (a “Non-Assignable SSA Transferred Asset”) unless the Third-Party Consent or Authorization with respect to the transfer of such Non-Assignable SSA Transferred Asset shall have first been given.

(b) If a required Third-Person Consent or Authorization is not obtained prior to or as of the Closing Date with respect to a Non-Assignable SSA Transferred Asset, then anything in this Marketing Contribution Agreement to the contrary notwithstanding, the Non-Assignable SSA Transferred Asset will not be conveyed pursuant to this Marketing Contribution Agreement unless and until the Third-Person Consent or Authorization is satisfied, waived, released or by its terms is not longer required. SSA shall use Commercially Reasonable Efforts to obtain any such Third-Party Consent or Authorization. Upon the receipt of any such Third-Person Consent or Authorization, such Non-Assignable SSA Transferred Asset shall be assigned to NT Retail retroactive to the Closing Date to the extent permitted by Law, without further action on the part of SSA or NT Retail and without adjustment of the Purchase Price.

(c) If any such Third-Person Consent or Authorization with respect to a Non-Assignable SSA Transferred Asset is not obtained, or if an attempted assignment or assumption would be ineffective or would materially and adversely affect the rights or increase obligations of NT Retail with respect to such Non-Assignable SSA Transferred Asset, so that NT Retail would not, in fact, receive all such rights or assume the obligations of SSA or its applicable Affiliate with respect thereto as they exist prior to such attempted assignment or assumption,

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then the Parties shall enter into commercially reasonable cooperative arrangements as may be reasonably acceptable to the Parties (including the subcontracting, sublicensing, or subleasing to NT Retail of any and all rights of SSA or its applicable Affiliate against any Third Person related to such Non-Assignable Asset, if applicable) under which NT Retail shall obtain, to the fullest extent practicable, the economic rights and benefits under any Non-Assignable SSA Transferred Asset.

(d) Notwithstanding Section 2.6(a), Section 2.6(b) and Section 2.6(c), if any liquor license required for the sale of alcoholic beverages at a Marketing Site cannot be obtained by NT Retail before Closing, then (i) SSA shall cooperate with, assist and join in NT Retail’s efforts to cause such liquor licenses to be issued to NT Retail, or obtained by NT Retail, in either case in a form acceptable to the local licensing or issuing authority, after Closing, including appearing at any related public hearings or other governmental meetings at the request of NT Retail. If NT Retail desires to have SSA appear at any public hearings or other governmental meetings related to the issuance of any liquor license to NT Retail, NT Retail shall give SSA reasonable notice of the time and place of such hearing or meeting.

ARTICLE 3

SSA CONTRIBUTION

Section 3.1 Closing. The closing of the SSA Contribution, NT Retail’s assumption of the NT Retail Assumed SSA Obligations and all other transactions contemplated by this Marketing Contribution Agreement shall take place on the Closing Date upon the terms and pursuant to the conditions of the Formation Agreement.

Section 3.2 Deliveries.

(a) SSA’s Closing Date Deliveries. In connection with the SSA Contribution, at the Closing SSA shall deliver, or cause to be delivered to NTI (on behalf of NT Retail), the following:

(i) the Deeds conveying title to the Marketing Owned Real Property, including the Marketing Improvements related thereto, and all of SSA’s right, title and interest in and to all rights and appurtenances relating to such property, subject only to the Permitted Liens; each such Deed to be substantially in the form of Exhibit A. Each Deed shall be in recordable form for recording the Deed in the state and county in which the applicable Marketing Owned Real Property is located;

(ii) one or more properly executed and acknowledged assignment and assumption of leases conveying all right, title and interest of SSA to all Marketing Real Property Leases (excluding the Ashland Sublease), each assignment to be substantially in the form of Exhibit B (the “Marketing Real Property Lease Assignments”);

(iii) a copy of each Third Person Consent and Authorization set forth in Section 3.2(a)(iii) of the SSA Disclosure Schedules;

(iv) one or more properly executed and acknowledged Bill(s) of Sale or Assignment and Assumption Agreements in substantially the form attached hereto as Exhibit C,

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pursuant to which (A) SSA and its Affiliates convey to NT Retail all of their right, title and interest immediately prior to the Effective Time in and to the SSA Transferred Assets other than the Marketing Owned Real Property, the Marketing Improvements and the Marketing Real Property Leases, and (B) NT Retail assumes the NT Retail Assumed SSA Obligations (the “Bill of Sale”);

(v) a duly executed Private Label Products Right and License Agreement, to be in substantially the form of Exhibit D (the “Private Label Products Agreement”);

(vi) a duly executed License Agreement to NT Retail for “Speedway” Trademarks, to be in substantially the form of Exhibit E;

(vii) a duly executed License Agreement to SSA for “SuperAmerica” Trademarks, to be in substantially the form of Exhibit F;

(viii) a duly executed and acknowledged assignment and assumption of “SuperAmerica” trademarks conveying all right, title and interest of SSA to “SuperAmerica” trademarks, in substantially the form attached hereto as Exhibit G (the “SuperAmerica Assignment Agreement”);

(ix) a duly executed partial assignment of SSA’s rights pursuant to the Ashland Sublease related to the Ashland Marketing Sites, such partial assignment to be substantially in the form of Exhibit H (the “Ashland Sublease Assignment”);

(x) a duly executed Card Processing Agreement in substantially the form of Exhibit K;

(xi) a duly executed Speedy Rewards Program Agreement in substantially the form of Exhibit L;

(xii) an executed amendment to the software license agreement for “RPOS” software between Radiant Systems, Inc. and SSA providing that SSA will release 233 site licenses to NT Retail, in form and substance reasonably acceptable to SSA and NT Retail that enables NT Retail to enter into a separate license with Radiant for the 233 Marketing Sites currently using that software; and

(xiii) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.

Additionally, SSA shall instruct the Title Company to issue the Marketing Title Policies in accordance with Section 7.10 of the Formation Agreement.

(b) NT Retail’s Closing Date Deliveries. In connection with the SSA Contribution, at the Closing NT Retail shall deliver or cause to be delivered to SSA, the following:

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(i) a duly executed copy of each Marketing Real Property Lease Assignment;

(ii) duly executed Bills of Sale;

(iii) a duly executed Ashland Sublease Assignment;

(iv) a duly executed Private Label Products Agreement;

(v) a duly executed License Agreement to NT Retail for “Speedway” Trademarks;

(vi) a duly executed License Agreement to SSA for “SuperAmerica” Trademarks;

(vii) a duly executed SuperAmerica Assignment Agreement;

(viii) a duly executed Card Processing Agreement;

(ix) a duly executed Speedy Rewards Program Agreement;

(x) a Minnesota Certificate of Exemption, a South Dakota Certificate of Exemption and a Wisconsin Sales and Use Tax Exemption Certificate duly executed by NT Retail (and any other exemption certificates or documents duly executed by NT Retail necessary for the sale and transfer of the Marketing Fuel Inventory and the Merchandise to be exempt from any Transfer Taxes);

(xi) a copy of each Marketing Replacement Environmental Financial Assurance Arrangement; and

(xii) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SSA

SSA hereby represents and warrants to NT Retail that the statements contained in this Article 4 are true and correct as of the date of this Marketing Contribution Agreement, and will be true and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date).

Section 4.1 Absence of Undisclosed Liabilities. Except (a) for Obligations incurred in the ordinary course of business since January 1, 2010 or (b) as set forth in Section 4.1 of the SSA Disclosure Schedules, none of SSA or SAF has incurred any Obligation which would reasonably be expected to result in an adverse effect on the Marketing Assets, Marketing Business, SAF Business or SuperMom’s Business, in each case in excess of the Threshold Amount.

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Section 4.2 Marketing Assets.

(a) Section 4.2(a) of the SSA Disclosure Schedules sets forth (i) a legal or other description of all Marketing Real Property that is land owned in fee (the “Marketing Owned Real Property”) and (ii) a listing of all the Marketing Real Property Leases, together with a legal or other description of all Marketing Real Property that is on land leased or subleased by SSA (the “Marketing Leased Real Property”). Any legal description included in any Closing document with respect to any Marketing Owned Real Property or any Marketing Leased Real Property shall be subject to NTI’s prior approval, which shall not be unreasonably withheld.

(b) Except as set forth in Section 4.2(b) of the SSA Disclosure Schedules and except for any matters that would not result in an adverse effect on the Marketing Business in excess of the Threshold Amount: (i) all water, sewer, gas, electric, telephone and drainage facilities and all other utilities on the Marketing Real Property necessary for the operations of the Marketing Assets are adequately available to service the Marketing Assets as presently used by SSA; (ii) each parcel of Marketing Real Property has (either individually or in conjunction with contiguous parcels) access to one or more public streets adjoining it; (iii) there are no pending or threatened condemnation or eminent domain Proceedings involving a partial or total taking of any of the Marketing Real Property; (iv) SSA is in compliance with all applicable Laws relating to building codes (including having obtained necessary Authorizations and certificates of occupancy under such Laws), zoning and land use in respect of all Marketing Real Property and in compliance with all covenants and other restrictions applicable to any of the Marketing Real Property, and SSA have not received since December 31, 2009 any notice alleging such a violation of applicable Law or of such covenants or other restrictions.

(c) Except as set forth in Section 4.2(c) of the SSA Disclosure Schedules, the Marketing Assets and the assets owned by SAF include all material assets of SSA and SAF, respectively, which are necessary to conduct the Marketing Business and SAF Business, respectively, immediately following the Effective Time substantially in the manner in which the Marketing Business and SAF Business, respectively, is currently conducted by SSA and SAF, except for (i) assets disposed of in the ordinary course of business subsequent to the Execution Date, and (ii) any assets the failure of which to include would not result in an adverse effect on the Marketing Business or SAF Business in excess of the Threshold Amount.

(d) Each item of Marketing Personal Property and Marketing Improvements has been maintained in the ordinary course of business and in accordance with prudent industry policies, except for matters which would not result in an adverse effect on the Marketing Assets or the Marketing Business in excess of the Threshold Amount.

Section 4.3 Title to Assets.

(a) Except as set forth in Section 4.3(a) of the SSA Disclosure Schedules, SSA (i) has good and indefeasible title to the Marketing Owned Real Property and (ii) has possession, pursuant to valid and enforceable leases, of the Marketing Leased Real Property; in each case, subject only to Permitted Liens.

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(b) Except as set forth in Section 4.3(b) of the SSA Disclosure Schedules, SSA (i) has good and marketable title to each item of owned Marketing Personal Property and (ii) has possession, pursuant to a valid and enforceable lease, of each item of leased Marketing Personal Property; in each case, subject only to (A) Permitted Liens or (B) any Liens for individual amounts that would not reasonably be expected to exceed the Threshold Amount.

Section 4.4 [Intentionally Omitted]

Section 4.5 [Intentionally Omitted]

Section 4.6 Organization, Qualification and Capitalization of SAF; Ownership of SAF Interest.

(a) (i) SAF is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. SAF has all of the necessary power and authority to own, lease and/or operate the assets and properties owned, operated or leased by it, and to carry on and conduct the business now being or to be conducted by it, and is duly licensed and/or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualifications necessary.

(ii) SAF has caused true, complete and correct copies of the Governing Documents of SAF, as in effect on the date hereof, to be provided to NTI. No breach or violation of any provision of such Governing Documents has occurred and is continuing, except for any such breach or violation as would not result in an adverse effect on SAF in excess of the Threshold Amount.

(iii) Except as set forth in Section 4.6(a)(iii) of the SSA Disclosure Schedules, and except for any matters that would not reasonably be expected to exceed the Threshold Amount, neither the execution and delivery by SSA of this Marketing Contribution Agreement or any Related Agreement to which it is a party, nor the performance by SSA of its obligations hereunder or thereunder will: (A) violate, conflict with, breach the terms of, cause a default or require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of a Lien (other than Permitted Liens) under (1) any Law applicable to SAF, (2) the Governing Documents of SAF, or (3) any Material SAF Contract or Authorization to which SAF is a party or by which it or any of its properties or assets is bound; or (B) with the passage of time, the giving or not giving of notice or the taking of any action by a Third Person, have any of the effects set forth in clause (A) of this Section 4.6(a)(iii).

(b) Except as set forth in Section 4.6(b) of the SSA Disclosure Schedules (i) SSA owns the SAF Interest free and clear of any Liens, other than (A) Permitted Liens, (B) Liens arising under this Marketing Contribution Agreement or the Related Agreements and (C) Liens arising under the Governing Documents of SAF, and (ii) SSA’s delivery of the SAF Interest to NT Retail upon the terms and pursuant to the conditions of this Marketing Contribution Agreement and the Formation Agreement will transfer good and marketable title to the SAF Interest free and clear of any Liens, other than the Liens described in clauses (A), (B) and (C) in this sentence. The SAF Interest (i) constitutes, as of the Closing, all of the issued and

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outstanding limited liability company interests of SAF, (ii) has been duly authorized, validly issued, fully paid (to the extent required under the SAF LLC Agreement) and is non assessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act), (iii) was issued free of preemptive rights or similar rights and (iv) is uncertificated.

(c) Except as set forth in Section 4.6(c) of the SSA Disclosure Schedules, there are no (i) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights or commitments or other rights of any kind or character relating to or entitling any Person to purchase or otherwise acquire any limited liability company interests of SAF or requiring SAF to issue, transfer, convey, assign or sell any limited liability company interests; (ii) shareholders’ agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the purchase, sale, transfer or voting of the outstanding limited liability company interests of SAF; or (iii) contracts under which SAF is obligated to repurchase, redeem, retire or otherwise acquire any of its limited liability company interests. Except as set forth in Section 4.6(c) of the SSA Disclosure Schedules, SAF is not the record or beneficial owner of any equity interest, commitment or preference right of any Person. There is no pending or, to the Knowledge of SSA, threatened, Proceeding for the dissolution, liquidation, insolvency or rehabilitation of SAF.

(d) SAF does not have outstanding any bonds, debentures, notes or other contracts or obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the members of SAF on any matter, nor are there existing any contracts or commitments to issue the same.

(e) Except as set forth in Section 4.6(e) of the SSA Disclosure Schedules, the Material SAF Contracts include all material contracts which are necessary to conduct the SAF Business immediately following the SSA Contribution substantially in the manner in which the SAF Business is currently conducted by SAF, except for (i) contracts disposed of in the ordinary course of business subsequent to the Execution Date and (ii) any Contracts the failure of which to include would not result in an adverse effect on the SAF Business in excess of the Threshold Amount.

Section 4.7 Material Contracts.

(a) Material Marketing Contracts.

(i) (A) Section 4.7(a)(i)(A) of the SSA Disclosure Schedules sets forth a list of all Transferred Marketing Contracts that are Material Marketing Contracts and (B) Section 4.7(a)(i)(B) of the SSA Disclosure Schedules sets forth a list and description of all Material Marketing Contracts that are not Transferred Marketing Contracts.

(ii) Except as set forth in Section 4.7(a)(ii) of the SSA Disclosure Schedules, SSA has delivered or made available to NTI (on behalf of NT Retail) accurate and complete copies of all the Transferred Marketing Contracts that are Material Marketing Contracts, together with all amendments thereto, and, except for any matters that would not

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result in an adverse effect on the Marketing Business in excess of the Threshold Amount, there are no oral Material Marketing Contracts and no oral terms or conditions to any Transferred Marketing Contracts that are Material Marketing Contracts.

(iii) Except as set forth in Section 4.7(a)(iii) of the SSA Disclosure Schedules and except for matters that would not reasonably be expected to result in an adverse effect on the Marketing Business in excess of the Threshold Amount (A) each Transferred Marketing Contract that is a Material Marketing Contract is in full force and effect and is a legal, valid and binding Obligation of SSA or its Affiliates, as applicable, enforceable against SSA or such Affiliate in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, (B) SSA or its Affiliates, as applicable, has not breached the terms of any Transferred Marketing Contract that is a Material Marketing Contract to which it is a party, nor has any other party thereto, (C) neither SSA nor its Affiliates have received from any other party to any Transferred Marketing Contract that is a Material Marketing Contract written notification that such Transferred Marketing Contract is not in full force and effect, that SSA or such Affiliate, as applicable, has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date and (D) to the Knowledge of SSA, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to result in a breach or violation of, right to terminate, or a default under, the terms of any Transferred Marketing Contract that is a Material Marketing Contract.

(b) Material SAF Contracts.

(i) Section 4.7(b)(i) of the SSA Disclosure Schedules sets forth a list of all the Material SAF Contracts.

(ii) SSA has delivered or made available to NTI (on behalf of NT Retail) accurate and complete copies of all the Material SAF Contracts, together with all amendments thereto, and, except for any matters that would not result in an adverse effect on the Marketing Business in excess of the Threshold Amount, there are no oral Material SAF Contracts and no oral terms or conditions to any Material SAF Contracts.

(iii) Except as set forth in Section 4.7(b)(iii) of the SSA Disclosure Schedules, except for the Excluded Assets and except for matters that would not reasonably be expected to result in an adverse effect on the SAF Business in excess of the Threshold Amount, (A) each Material SAF Contract is in full force and effect and is a legal, valid and binding Obligation of SAF, enforceable against SAF in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, (B) SAF has not breached the terms of any Material SAF Contract nor has any other party thereto, (C) SAF has not received from any other party to any Material SAF Contract written notification that such Material SAF

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Contract is not in full force and effect, that SAF has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, and (D) to the Knowledge of SSA, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to result in a breach or violation of, right to terminate, or a default under, the terms of any Material SAF Contract.

(c) To the Knowledge of SSA, there are no bankruptcy, insolvency, reorganization, receivership or arrangement proceedings pending with respect to, being contemplated by, or threatened against any party (including any SAF Franchisee) to a Transferred Marketing Contract that is a Material Marketing Contract or Material SAF Contract.

Section 4.8 Authorizations.

(a) Except with respect to matters referred to in Section 4.10 or as would not reasonably be expected to result in an adverse effect on the Marketing Business in excess of the Threshold Amount: (i) Section 4.8(a)(i) of the SSA Disclosure Schedules contains a list of all permits and other material Authorizations used in connection with the Marketing Assets or the Marketing Business; (ii) Section 4.8(a)(ii) contains a list of all permits and material Authorizations used in connection with the Marketing Assets or the Marketing Business that are not Transferred Marketing Permits (collectively, the “Non-Transferred Marketing Permits”); (iii) to the Knowledge of SSA, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a violation by SSA of, or a failure on the part of SSA to comply with the terms of, any such Authorization; (iv) except as set forth in Section 4.8(a)(iv) of the SSA Disclosure Schedules, SSA has not received any written notification that any such Authorization (A) is not in full force and effect, (B) has been violated in any respect or (C) is subject to any suspension, revocation, modification or cancellation; and (v) there is no Proceeding pending or, to the Knowledge of SSA, threatened, regarding suspension, revocation, modification or cancellation of any such Authorization.

(b) Except with respect to matters referred to in Section 4.10 or as would not reasonably be expected to result in an adverse effect on the SAF Business in excess of the Threshold Amount: (i) Section 4.8(b)(i) of the SSA Disclosure Schedules contains a list of the Authorizations used in connection with the SAF Assets or the SAF Business; (ii) to the Knowledge of SSA, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a violation by SAF of, or a failure on the part of SAF to comply with the terms of, any such Authorization; (iii) except as set forth in Section 4.8(b)(iii) of the SSA Disclosure Schedules, SAF has not received any written notification that any such Authorization (A) is not in full force and effect, (B) has been violated in any respect or (C) is subject to any suspension, revocation, modification or cancellation; and (iv) there is no Proceeding pending or, to the Knowledge of SSA, threatened, regarding suspension, revocation, modification or cancellation of any such Authorization.

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Section 4.9 Compliance with Laws.

(a) Except with respect to (i) matters referred to in Section 4.10, (ii) matters as would not reasonably be expected to result in an adverse effect on the Marketing Business in excess of the Threshold Amount or (iii) matters set forth in Section 4.9(a) of the SSA Disclosure Schedules: (A) SSA is in compliance with all applicable Laws; (B) SSA has not received any written notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws; and (C) to the Knowledge of SSA, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a failure of SSA to comply with the terms of any applicable Law. Except for (1) the Existing Marketing Consent Decrees and Existing Marketing Soil and Groundwater Consent Decrees, and (2) matters that would not reasonably be expected to result in an adverse effect on the Marketing Business in excess of the Threshold Amount, there are no Consent Decrees or similar decrees affecting the Marketing Business or the Marketing Assets.

(b) Except with respect to matters (i) referred to in Section 4.10, (ii) as would not reasonably be expected to result in an adverse effect on the SAF Business in excess of the Threshold Amount, or (iii) set forth in Section 4.9(b) of the SSA Disclosure Schedules: (A) SAF is in compliance with all applicable Laws; (B) SAF has not received any written notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws; and (C) to the Knowledge of SSA, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a failure of SAF to comply with the terms of any applicable Law. Except for the Existing Consent Decrees and except for matters that would not reasonably be expected to result in an adverse effect on the SAF Business in excess of the Threshold Amount, there are no Consent Decrees or similar decrees affecting the SAF Business or the SAF Assets.

Section 4.10 Environmental. Except as set forth in Section 4.10 of the SSA Disclosure Schedules and except for matters that would not reasonably be expected to result in an adverse effect on the Marketing Business in excess of the Threshold Amount:

(a) the Marketing Business is, and for the past five years has been, in compliance with all applicable Environmental Laws;

(b) all Environmental Authorizations, if any, required to be obtained or filed by or complied with by SSA under any applicable Environmental Law currently in effect in connection with the Marketing Business as currently conducted, including those relating to Hazardous Substances, have been duly obtained or filed for, and SSA is, and for the past five years has been, in compliance with the terms and conditions of all such Environmental Authorizations;

(c) to the Knowledge of SSA, Section 4.10(c) of the SSA Disclosure Schedules sets forth a list and description of all Environmental Conditions of the Marketing Assets, and a description of the Remediation Activity being conducted with respect to such Environmental Conditions as of the date of this Marketing Contribution Agreement (all such

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listed Environmental Conditions described in Section 4.10(c) of the SSA Disclosure Schedules, including any present or future off-site migration thereof being the “Known Marketing Environmental Conditions”);

(d) Section 4.10(d) of the SSA Disclosure Schedules sets forth a list of all Consent Decrees pertaining to Environmental Conditions of the Marketing Assets (the “Existing Marketing Soil & Groundwater Consent Decrees”), and SSA has provided or made available to NTI (on behalf of NT Retail) copies of all material correspondence and documents prepared or submitted in connection with these Existing Marketing Soil & Groundwater Consent Decrees or in connection with Remediation Activities required pursuant to these Existing Marketing Soil & Groundwater Consent Decrees, and SSA is in compliance with these Existing Marketing Soil & Groundwater Consent Decrees;

(e) Section 4.10(e) of the SSA Disclosure Schedules sets forth a list of all Consent Decrees pertaining to the Marketing Business or the Marketing Assets, except for the Existing Marketing Soil & Groundwater Consent Decrees (the “Existing Marketing Consent Decrees”), and SSA has provided or made available to NTI (on behalf of NT Retail) copies of all material correspondence and documents prepared or submitted in connection with these Existing Marketing Consent Decrees or in connection with Remediation Activities required pursuant to these Existing Marketing Consent Decrees, and SSA is in compliance with these Existing Marketing Consent Decrees;

(f) with respect to the underground storage tanks (“USTs”) located on or under the Marketing Assets: (A) a description of such USTs is set forth in Section 4.10(f) of the SSA Disclosure Schedules, (B) any other USTs previously located on or under the Marketing Assets which have been removed since November 1, 2005 have been removed in accordance with all applicable Environmental Laws as in effect at the time of such removal, (C) SSA has submitted all registrations, where applicable, for the USTs located on the Marketing Assets, and has complied with and, except as set forth in Section 4.10(f) of the SSA Disclosure Schedules, is currently in compliance with all applicable Environmental Laws necessary to establish eligibility for, reimbursement from, funding under, or otherwise participate in and benefit from one of the state or federal UST funds where applicable, (D) all governmental fees and charges due in connection with the ownership and operation of the USTs and their associated piping and equipment (“UST Systems”) have been paid in full, and (E) the UST Systems comply in all material respects and have been operated in compliance in all material respects with all applicable Environmental Laws pertaining to USTs;

(g) there are no pending or, to the Knowledge of SSA, threatened Environmental Claim relating to the Marketing Business or the Marketing Assets, other than those asserted by Governmental Authorities relating to the Known Marketing Environmental Conditions; and

(h) SSA has provided or made available to NTI (on behalf of NT Retail) copies of all reports in SSA’s possession or control reflecting Known Marketing Environmental Conditions, and any reports, documents or correspondence reflecting any existing Environmental Noncompliances, and any Environmental Noncompliances that may have occurred in the last five years relating to the Marketing Assets and/or the Marketing Business.

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Section 4.11 Proceedings. Except for matters (a) referred to in Section 4.10, (b) referred to in Section 4.11 of the SSA Disclosure Schedules, or (c) as would not reasonably be expected to exceed the Threshold Amount: (i) there is no Proceeding pending or, to the Knowledge of SSA, threatened against SSA or SAF, including any involving a claim for indemnification pursuant to any statute, Governing Document or contract relating to any other Proceeding, which directly or indirectly relates to the Marketing Assets, the SAF Interest, the Marketing Business or the SAF Business or seeks to prevent or make illegal the consummation by SSA of the Contemplated Transactions; and (ii) there are no Orders or other decisions of any Governmental Authority outstanding against SSA or SAF pertaining to any portion of the Marketing Assets, the SAF Assets, the SAF Interest, the Marketing Business, or the SAF Business.

Section 4.12 Intellectual Property.

(a) To SSA’s Knowledge, (i) the conduct of the Marketing Business and the SAF Business does not infringe, misappropriate, or violate the Intellectual Property of any other Person; (ii) each item of Registered IP constituting part of the Owned SAF IP and Owned Marketing IP that is material to the Marketing Business and the SAF Business is valid and enforceable; and (iii) no Person is engaging in any activity that infringes, misappropriates, or violates any Owned SAF IP or Owned Marketing IP in a manner that would reasonably be expected to be material to the Marketing Business or the SAF Business.

(b) SSA is the exclusive owner of each item of Transferred Owned Marketing IP, free and clear of any Liens other than Permitted Liens, and SSA (and each of any predecessors- in-interest) has not licensed the Transferred Owned Marketing IP to any Third Person except for non-exclusive licenses granted in the ordinary course of business. All Transferred Owned Marketing IP is freely transferable, assignable or licensable by SSA and after the Closing Date, will be freely transferable, assignable, or licensable by NT Retail, in each case, without restriction or payment of any kind to any third party.

(c) SAF is the exclusive owner of each item of Owned SAF IP, free and clear of any Liens other than Permitted Liens, and SAF (and each of any predecessors- in-interest) has not exclusively licensed the Owned SAF IP to any Third Person. All Owned SAF IP is freely transferable, assignable or licensable by SAF and after the Closing Date, will be freely transferable, assignable, or licensable by SAF, in each case, without restriction or payment of any kind to any third party.

(d) There is no Proceeding initiated by any other Person pending or, to the SSA’s Knowledge, threatened, against SSA, SAF or any of their respective Affiliates: (i) alleging that the conduct of the Marketing Business or SAF Business infringes, misappropriates, or violates the Intellectual Property of another Person; (ii) challenging or seeking to restrict the ownership right of SSA, SAF or their respective Affiliates in, or the right of SSA, SAF or such Affiliates to use, the Owned SAF IP or the Transferred Owned Marketing IP, (iii) challenging or seeking to restrict the right of SSA, SAF or any of their respective Affiliates to use any of the Owned SAF IP or the Transferred Owned Marketing IP, or (iv) challenging the validity of any of the Owned SAF IP or Transferred Owned Marketing IP.

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(e) Section 4.12(e) of the SSA Disclosure Schedules sets forth an accurate and complete list of all Registered IP owned by SAF, SSA and their respective Affiliates that is part of the Transferred Owned Marketing IP or Owned SAF IP. All currently due maintenance fees, annuities, or renewal fees for such Registered IP have been paid and all necessary documents and certificates in connection with such Registered IP have been filed with the applicable Governmental Authority for the purposes of maintaining such Registered IP. Except as identified on Section 4.12(e) of the SSA Disclosure Schedules there are no actions that must be taken by SAF or NT Retail within sixty days of the Closing Date, including the payment of any fees or filing of any documents, for the purposes of maintaining, perfecting, or renewing any of such Registered IP.

(f) SSA, SAF and their respective Affiliates have used Commercially Reasonable Efforts consistent with industry standards to protect the confidentiality of trade secrets and confidential information included in the Owned SAF IP and the Transferred Owned Marketing IP. To SSA’s Knowledge, no present or former officer, director, or employee has breached his or her confidentiality with respect to the Owned SAF IP or the Transferred Owned Marketing IP.

(g) The Transferred Owned Marketing IP, together with (i) the Intellectual Property used by SSA in the performance of Transition Services pursuant to the Services Agreement, and (ii) the Intellectual Property used by SSA pursuant to the Speedy Rewards Program Agreement, the Card Processing Agreement, and the Private Label Products Agreement, collectively constitute all of the Intellectual Property required to operate the Marketing Business as currently conducted without infringing on, misappropriating or violating the rights of any Person.

(h) The Owned SAF IP, together with the Intellectual Property used by SSA in providing Transition Services pursuant to the Services Agreement, collectively constitute all of the Intellectual Property required to operate the SAF Business as currently conducted without infringing on, misappropriating or violating the rights of any Third Person

Section 4.13 Affiliate Transactions.

(a) Section 4.13(a) of the SSA Disclosure Schedules sets forth a list of all Contracts entered into with any Affiliate of SSA and material to the operation of the Marketing Business. Except as set forth in Section 4.13(a) of the SSA Disclosure Schedules and except for any matters that would not result in an adverse effect on the Marketing Business in excess of the Threshold Amount, no such Affiliate (i) owns, directly or indirectly, any property that SSA primarily uses or otherwise has rights in respect of or in connection with the Marketing Business or (ii) has any cause of action or other Claim against SSA.

(b) Section 4.13(b) of the SSA Disclosure Schedules sets forth a list of all Contracts entered into with any Affiliate of SAF and material to the operation of the SAF Business. Except as set forth in Section 4.13(b) of the SSA Disclosure Schedules and except for any matters that would not result in an adverse effect on the SAF Business in excess of the Threshold Amount, no such Affiliate (i) owns, directly or indirectly, any property that SAF

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primarily uses in connection with the SAF Business or (ii) has any cause of action or other Claim against SAF.

Section 4.14 Taxes. Except as set forth in Section 4.14 of the SSA Disclosure Schedules and except for any matters that would not exceed the Threshold Amount:

(a) With respect to the Marketing Business and the Marketing Assets: (i) SSA has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, pursuant to applicable Law; (ii) all such Tax Returns are true, correct, and complete in all material respects; (iii) all Taxes (whether or not shown on any Tax Return) that are due and payable have been or will be paid in full on or before the Closing Date; (iv) except with respect to Taxes not yet due and payable, (A) there are no Liens for unpaid Taxes and (B) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien; and (v) all Taxes that SSA is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent due and payable for Pre-Closing Tax Periods, have been remitted to the proper Governmental Authority or other Person, and SSA has properly received and maintained any and all certificates, forms, and other documents required by applicable Law for any exemption from withholding and remitting any Taxes;

(b) SAF is treated as owned by SSA for U.S. federal Tax purposes, and no election has been filed on or prior to the date of this Marketing Contribution Agreement that would change such classification on or after the Closing Date;

(c) With respect to SAF: (i) SAF has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, pursuant to applicable Law; (ii) to the Knowledge of SSA, all such Tax Returns are true, correct, and complete in all material respects; (iii) all Taxes (whether or not shown on any Tax Return) that are due and payable have been or will be paid in full on or before the Closing Date; (iv) except with respect to Taxes not yet due and payable, (A) to the Knowledge of SSA, there are no Liens for unpaid Taxes on any asset of SAF and (B) to the Knowledge of SSA, no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien; and (v) all Taxes that SAF is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent due and payable for Pre-Closing Tax Periods, have been remitted to the proper Governmental Authority or other Person, and SAF has properly received and maintained any and all certificates, forms, and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.

Section 4.15 Suppliers. Section 4.15 of the SSA Disclosure Schedules sets forth a complete and accurate list of the twenty largest suppliers of materials, products or services to SSA in connection with the Marketing Assets and the Marketing Business and SAF (in each case measured by the aggregate amount purchased from all such suppliers) during the each of the last two fiscal years and the period from January 1, 2010 through the last day of the month immediately preceding the Execution Date of this Marketing Contribution Agreement. None of the suppliers listed in Section 4.15 of the SSA Disclosure Schedule for the period from January 1,

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2010 through the last day of the month immediately preceding the Execution Date has cancelled or terminated or otherwise materially altered such arrangement, notified SSA or SAF, as applicable, of any intention to do any of the foregoing, or, to the Knowledge of SSA, otherwise threatened to cancel, terminate or seek to materially alter its relationship with SSA or SAF, as applicable.

Section 4.16 Benefit Plan Matters.

(a) Section 4.16 of the SSA Disclosure Schedules sets forth a true and complete list of each SSA Benefit Plan for the benefit of the SSA Employees. On or before the Execution Date, SSA has delivered to NTI (on behalf of NT Retail), with respect to each SSA Benefit Plan listed on Section 4.16 of the SSA Disclosure Schedules, a copy of the plan document (including all amendments thereto) and, to the extent applicable, a copy of the most recent summary plan description (and with respect to each such SSA Benefit Plan that is not in writing, a written description of the material terms thereof), including any amendments thereto. No such SSA Benefit Plan is a multiemployer plan (within the meaning of section 3(37) of ERISA).

(b) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) of SSA or any of its ERISA Affiliates that would be, or could become, a liability following the Effective Time of NT Retail or any of its Affiliates. As used in the preceding sentence, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under sections 206(g), 302 or 303 of ERISA, (iii) under sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Law.

(c) Neither the execution or delivery of this Marketing Contribution Agreement and the Related Agreements nor the consummation of the transactions contemplated hereunder and thereunder will, either alone or in conjunction with any other event (whether contingent or otherwise) occurring on or prior to the applicable Employee Transfer Date, based on an action of SSA or its Affiliates or the terms of any SSA Benefit Plan or any other agreement in effect as of the applicable Employee Transfer Date, result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 4.17 Labor Matters.

(a) SSA has provided to NTI (on behalf of NT Retail) a list, as of the Effective Time, of (i) SSA Employees by name; (ii) the rate of all current compensation payable to each such employee, including, without limitation, any bonus, contingent or deferred compensation; (iii) each employee’s rate of and current vacation accrual and balance; (iv) each employee’s job title and workplace location; and (v) years of service.

(b) SSA has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the SSA Employees. There is no question

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concerning representation as to any collective bargaining representative concerning SSA Employees, and no labor union or representative thereof claims to or is seeking to represent SSA Employees. To the Knowledge of SSA, no union organizational campaign or representation petition is currently pending with respect to any of the SSA Employees.

(c) SSA is not a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any SSA Employees. No collective bargaining agreements, other labor contract or individual agreements relating to SSA Employees are being negotiated.

(d) There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to the Knowledge of SSA, threatened against or affecting SSA with respect to the Marketing Business, and the Marketing Business has not experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages since January 1, 2007. SSA is not engaged, nor has it since January 1, 2007, engaged, in any unfair labor practices, and has no, and has not had since January 1, 2007, any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of SSA, threatened against it.

(e) Except as contemplated by the Formation Agreement and the Related Agreements, SSA is not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require a purchaser to hire any SSA Employee or restrict a purchaser from relocating, consolidating, merging or closing, in whole or in part, any portion of the business, subject to applicable Law.

(f) SSA is not subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former SSA Employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of SSA with respect to the Marketing Business, or which has any present material effect (or, to the Knowledge of SSA, could have any future material effect) on SSA with respect to the Marketing Business or its employment and labor practices and policies.

(g) SSA is in substantial compliance with all applicable Laws and regulations regarding labor and employment practices with respect to the SSA Employees who are engaged in the Marketing Business, including without limitation, those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) alleged violation of occupational safety and health standards; or (vii) alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations laws; and to the Knowledge of SSA, no basis therefor exists.

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(h) SSA has delivered to NTI (on behalf of NT Retail), all material orders and inspection reports under all applicable state, federal or non-U.S. Law relating to occupational health and safety legislation, including without limitation OSHA relating to the SSA Employees and, to the Knowledge of SSA, there are no charges pending under OSHA with respect to the SSA Employees.

Section 4.18 Financial Statements.

(a) SSA delivered to NTI (on behalf of NT Retail) financial statements with respect to the Marketing Assets, the Marketing Business, the SAF Business and the SuperMom’s Business. The financial statements include the following statements:

(i) audited combined balance sheets of the Marketing Business, the SAF Business and the SuperMom’s Business as of December 31, 2008 and 2009, together with the corresponding audited combined statements of operations and of cash flows for each of the years in the three year period ended December 31, 2009, and are accompanied by an audit opinion of PricewaterhouseCoopers LLP (the “Audited Marketing Financial Statements”); and

(ii) a Reviewed interim combined balance sheet of the Marketing Business, the SAF Business and the SuperMom’s Business as of (A) March 31, 2010 and (B) June 30, 2010, together with the corresponding Reviewed interim combined statements of operations for (1) the three-month period ended March 31, 2009 and 2010 and (2) the three-month period ended June 30, 2009 and 2010 (collectively, the “Interim Marketing Financial Statements”).

(b) The Audited Marketing Financial Statements and the Interim Marketing Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly the financial condition and operating results, equity and cash flows of the Marketing Assets, the Marketing Business, the SAF Business and the SuperMom’s Business as of such dates and for the periods indicated, subject, however, in the case of the Interim Marketing Financial Statements, to normal non-material year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.

ARTICLE 5

ENVIRONMENTAL CONDITIONS AND REMEDIATION LIABILITIES

Section 5.1 Scope; Exclusive Remedy With Respect to Specified Remediation Marketing Liabilities. The provisions of this Article 5, Section 4.10(c) and Section 4.10(d) are the result of mutual compromise and an allocation of responsibility and risk, as between NT Retail and SSA, for certain Environmental Conditions of the Marketing Assets (i.e., conditions that now require or may in the future require Remediation Activities with respect to the presence of any Hazardous Substances in soil or groundwater at, from, on or under the Marketing Assets). The “Specified Remediation Marketing Liabilities” consist of the SSA Retained Marketing Remediation Liabilities and the NT Retail Assumed Marketing Remediation Liabilities, which are defined below. Notwithstanding anything in this Marketing Contribution Agreement to the contrary, in order to provide for a uniform and expeditious resolution of the Specified

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Remediation Marketing Liabilities, except for fraud by SSA or NT Retail in connection there with, NT Retail and SSA intend that the provisions of this Article 5 shall provide the sole and exclusive remedy for NT Retail or SSA, as applicable, with respect to any matter constituting, relating to or arising out of Specified Remediation Marketing Liabilities; provided, however, that nothing in this Article 5 shall limit NT Retail’s ability to exercise other remedies under Article 8 of this Marketing Contribution Agreement for breaches of representations and warranties set forth in Section 4.10 other than Section 4.10(c) and Section 4.10(d) with respect to NT Retail Assumed Marketing Remediation Liabilities. Except as expressly provided in this Article 5, the Parties acknowledge that they expressly waive, release, and relinquish, with respect to each other, all other rights and remedies with respect to Specified Remediation Marketing Liabilities and with respect to breaches of the representations and warranties set forth in Section 4.10(c) and Section 4.10(d), whether based on statute, regulation, common law or otherwise, including claims under CERCLA, and (ii) compliance with the covenants set forth in this Article 5.

Section 5.2 Allocation and Apportionment of Responsibility for Specified Remediation Marketing Liabilities.

(a) Allocation of Responsibility Between SSA and NT Retail for Specified Remediation Marketing Liabilities.

(i) SSA shall be solely responsible for and indemnify, defend and hold harmless the NT Retail Indemnitees from and against any and all costs and expenses for Remediation Activities arising from or related to the Newly Discovered SSA Retained Marketing Environmental Conditions, including off-site migration of Hazardous Substances thereof, that exceed the Marketing Environmental Deductible Amounts (the “SSA Retained Marketing Remediation Liabilities”) (it being the intention of the Parties that, except as provided in the proviso below, NT Retail shall be responsible for the first $100,000 of Remediation costs and expenses arising out of or related to each separately identifiable Newly Discovered SSA Retained Marketing Environmental Condition, but that NT Retail shall be responsible for no more than $3,000,000 of total Remediation costs and expenses for all Newly Discovered SSA Retained Marketing Environmental Conditions combined); provided, however, that to the extent a Newly Discovered SSA Retained Marketing Environmental Condition (A) is at, in or under a Specified Marketing Site and (B) is or is reasonably probable to have arisen from chlorinated solvents commonly used for dry cleaning purposes, then SSA shall be fully responsible for any and all costs and expenses for Remediation Activities arising from or related to such chlorinated solvents, and such costs and expenses shall not be subject to or included in any calculation of the Marketing Environmental Deductible Amounts (it being understood that all costs and expenses for Remediation Activities arising from or related to Newly Discovered SSA Retained Marketing Environmental Conditions at, in or under the Specified Marketing Sites that are not or are not reasonably probable to have arisen from chlorinated solvents commonly used for dry cleaning purposes shall be subject to and included in any calculation of the Marketing Environmental Deductible Amounts);

(ii) NT Retail shall assume and be solely responsible for and indemnify, defend and hold harmless the SSA Indemnitees from and against the following (collectively, the “NT Retail Assumed Marketing Remediation Liabilities”):

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(A) any and all Environmental Liabilities arising from any Known Marketing Environmental Conditions, including off-site migration of Hazardous Substances thereof;

(B) any and all Environmental Liabilities arising from any Newly Discovered Marketing Environmental Conditions, including any off-site migration of Hazardous Substances thereof;

(C) any Environmental Liabilities arising from any Newly Discovered SSA Retained Marketing Environmental Conditions, except for any Environmental Liabilities for which SSA is responsible under Section 5.2(a)(i); and

(D) Environmental Conditions, whether or not in existence prior to the Closing Date, discovered from Environmental Testing performed in connection with (1) any transaction involving any form of direct or indirect conveyance of any of the Marketing Real Property by NT Retail or any of its Affiliates or (2) the Sale and Leaseback Transaction.

(b) Apportionment of Specified Remediation Marketing Liabilities Between SSA and NT Retail. Anything in this Marketing Contribution Agreement to the contrary notwithstanding:

(i) To the extent that there is a Newly Discovered SSA Retained Marketing Environmental Condition that is at the same identifiable area as a Known Marketing Environmental Condition or a Newly Discovered Marketing Environmental Condition, SSA shall be responsible, subject to the Marketing Environmental Deductible Amounts, for Remediation costs only in the amount by which the Commercially Reasonable Remediation Cost for that identifiable area necessarily increases to address the Newly Discovered SSA Retained Marketing Environmental Condition.

(ii) To the extent that there is a Newly Discovered SSA Retained Marketing Environmental Condition, SSA shall be responsible, subject to the Marketing Environmental Deductible Amounts, for Remediation costs relating to any such Newly Discovered SSA Retained Marketing Environmental Condition only to the extent necessary to comply with applicable Environmental Law in effect as of the Closing Date. NT Retail shall be responsible for costs and expenditures associated with Remediation Activities relating to such Newly Discovered SSA Retained Marketing Environmental Condition to the extent such Remediation Activity is required solely and exclusively as a result of changes in or modifications to applicable Environmental Law after the Closing Date.

(c) Closing or Abandonment of Marketing Sites. In the event a Marketing Site is closed or abandoned by NT Retail or any successor owner or operator following the Closing Date, to the extent that the costs of conducting any Remediation of SSA Retained Marketing Remediation Liabilities are increased due to such closure or abandonment, such costs shall not be borne by SSA , but instead shall be borne by NT Retail or its successor owners or operators.

Section 5.3 Covenants and Agreements Related to Specified Marketing Remediation Liabilities.

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(a) Potential Future Remediation Activities or Corrective Actions. NT Retail shall promptly notify SSA of any Newly Discovered SSA Retained Marketing Environmental Condition and shall act promptly to minimize the effects thereof. Nothing in this Article 5 shall be deemed to limit NT Retail from notifying the applicable Governmental Authorities to the extent it is required to do so under any applicable Environmental Law (in which event, NT Retail shall provide a copy of any such notice to SSA prior to submission to the applicable Governmental Authority and shall give reasonable consideration to any comments of SSA received by NT Retail prior to submitting such notice to the applicable Governmental Authority). Prior to the fifth anniversary of the Closing Date, NT Retail shall not perform any Environmental Testing unless such Environmental Testing is performed in connection with the construction, repair, maintenance, remodeling or demolition and rebuilding work on the Marketing Assets in the ordinary course of business of NT Retail, or is required to be undertaken (i) under any applicable Environmental Law, (ii) under any applicable Consent Decree, (iii) under any lawful Order of a Governmental Authority or (iv) by or on behalf of NT Retail in conducting the Marketing Business in the normal course as a Reasonable and Prudent Operator.

(b) Compliance with Existing Marketing Soil & Groundwater Consent Decrees. NT Retail shall perform, as necessary, the Existing Marketing Soil & Groundwater Consent Decrees at the Marketing Sites, including any assessments, corrective or remedial action plans or the equivalent required by any Environmental Law, that are required to be performed from and after the Closing Date, in each case in accordance with the terms thereof, with respect to each Specified Remediation Marketing Liability for which NT Retail directs and control Remediation Activities pursuant to Section 5.3(h). NT Retail shall cooperate with SSA in ongoing negotiations related to the Existing Marketing Soil & Groundwater Consent Decrees and shall take reasonable action to facilitate the resolution of such negotiations. NT Retail shall not be entitled to reimbursement from SSA for any Loss, including indirect corporate and administrative overhead costs, in performing such obligations; provided, however, in no event shall NT Retail be responsible for fines or penalties, including stipulated penalties, that arise out of SSA’s pre-Closing Date noncompliance with the terms and conditions of such Existing Marketing Soil & Groundwater Consent Decrees.

(c) Post-Closing Date Site Maintenance. NT Retail shall, at its expense, take reasonable measures to maintain the integrity of any caps and closed remediation sites at, on or under any of the Marketing Assets where Remediation Activities have been completed and to prevent the disturbance of any residual Hazardous Substances after Remediation Activities have been completed.

(d) Entitlement to and Non-Interference with Reimbursement Rights of SSA.

(i) SSA shall be entitled to the benefit of any reimbursement funds provided by Governmental Authorities that may be available with respect to Remediation Activities for which it is responsible under this Article 5, and NT Retail shall be entitled to the benefit of any reimbursement funds provided by Governmental Authorities that may be available with respect to Remediation Activities for which it is responsible under this Article 5.

(ii) Following the Closing Date and extending until such date that all of SSA’ obligations pursuant to this Article 5 are completed, NT Retail shall not take any action

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that would cause SSA to no longer be eligible for reimbursement from any applicable Governmental Authority for any Remediation Activities that may need to be completed in order for SSA to discharge its duties with respect to SSA Retained Marketing Remediation Liabilities. Likewise, following the Closing Date and extending until such date that all of NT Retail’s obligations pursuant to this Article 5 are completed, SSA shall not take any action that would cause NT Retail to no longer be eligible for reimbursement from any applicable Governmental Authority for any Remediation Activities that may need to be completed in order for NT Retail to discharge its duties with respect to NT Retail Assumed Marketing Remediation Liabilities.

(e) UST Cleanup Fund. Within 60 days following the Closing Date, SSA shall, to the extent allowed by applicable Law, assign to NT Retail all rights (if any) of SSA to recoveries of any funds from any applicable fund maintained by a Governmental Authority that may be available from any state storage tank cleanup funds with respect to any Known Marketing Environmental Conditions. Notwithstanding the foregoing, SSA shall be entitled to any applicable reimbursement under any such cleanup fund for any amounts it has spent or in the future will spend with respect to Remediation Activities related to the Marketing Assets. Likewise, NT Retail shall be entitled to any applicable reimbursements under any such cleanup fund for any amounts it has spent or in the future will spend with respect to Remediation Activities related to the Marketing Assets. NT Retail and SSA shall cooperate with each other and with the applicable Governmental Authorities to obtain reimbursement for the proper party as contemplated by this Article 5.

(f) [Intentionally Omitted.]

(g) Control and Conduct of Remediation Activities relating to SSA Retained Marketing Remediation Liabilities. As between the Parties, SSA shall have the right to direct and control any Remediation Activities relating to any SSA Retained Marketing Remediation Liabilities. Any such Remediation Activities as to which SSA elects (by written notice to NT Retail) to direct and control are referred to herein as a “SSA Controlled Remediation Activity.” With respect to each SSA Controlled Remediation Activity, all discussions, negotiations and proceedings with Governmental Authorities and other Third Persons, and all filings with or other reports made to any Governmental Authority, shall be conducted or effected by SSA. NT Retail shall have the right to attend any such discussions, negotiations or proceedings at its own expense, and SSA shall, to the extent reasonably practicable, provide NT Retail with at least ten Business Days notice in advance of any such discussions or meeting in order to allow NT Retail the opportunity to attend the same. With respect to each SSA Controlled Remediation Activity: (i) SSA shall provide NT Retail with copies of any reports, studies, notices or filings regarding the Remediation Activities prior to filing or otherwise submitting them to any applicable Government Authority and shall allow NT Retail a reasonable opportunity to review them and, if requested, shall give reasonable consideration to any comments of NT Retail prior to making such submittal to such Governmental Authority; (ii) SSA shall, from time to time and as may be reasonably requested by NT Retail, provide reasonable details to NT Retail regarding the status of the Remediation Activities; (iii) SSA shall not voluntarily enter into any judgment, settlement or resolution with respect to such Remediation Activity which would reasonably be expected to result in the imposition of requirements on NT Retail which would reasonably be expected to materially interfere with the ordinary conduct of business at any Marketing Site without the prior written consent of NT Retail, which consent may not be unreasonably withheld, conditioned or

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delayed, and (iv) SSA shall conduct such Remediation Activities in a manner such that they meet the requirements of any applicable Existing Marketing Soil & Groundwater Consent Decree or any other applicable Consent Decree, in each case as the same may hereafter be amended or modified (or, if there is no such Consent Decree with respect to any such Remediation Activities, conduct such Remediation Activities in a manner such that they meet the requirements necessary to obtain a statement or statements from the applicable Governmental Authorities to the effect that no further action is required, or an equivalent statement); and (v) upon conclusion of such Remediation Activities, SSA shall obtain a statement or statements from the applicable Governmental Authorities to the effect that no further action is required, or an equivalent statement; provided, however, that SSA may use risk-based remediation and impose commercially reasonable restrictive covenants and land-use restrictions (including restrictions or prohibitions on the use of ground water) consistent with the Commercially Reasonable Remediation Cost and commercially reasonable engineering controls on any of the sites involved in connection with any SSA Controlled Remediation Activity.

With respect to any Remediation Activities relating to any SSA Retained Marketing Remediation Liabilities which either do not constitute SSA Controlled Remediation Activities or as to which SSA does not so elect to direct and control, SSA shall have the right to attend any related discussions, negotiations or proceedings with the applicable Governmental Authorities or other interested Persons at its own expense. With respect to each such matter: (i) NT Retail shall provide SSA with copies of any reports, studies, notices or filings regarding the Remediation Activities prior to filing or otherwise submitting them to any applicable Government Authority and shall allow SSA a reasonable opportunity to review them and, if requested, shall give reasonable consideration to any comments of SSA prior to making such submittal to such Governmental Authority; (ii) NT Retail shall, from time to time and as may be reasonably requested by SSA, provide reasonable details to SSA regarding the status of and strategies with respect to implementing and completing the Remediation Activities; and (iii) NT Retail shall not enter into any settlement or resolution with respect to any such Remediation Activity without the prior written consent of SSA, which consent may not be unreasonably be withheld, conditioned or delayed.

(h) Control and Conduct of Remediation Activities relating to NT Retail Assumed Marketing Remediation Liabilities. As between the Parties, NT Retail shall direct and control any Remediation Activities relating to any NT Retail Assumed Marketing Remediation Liability, provided that such Remediation Activities are not SSA Controlled Remediation Activities.

(i) Access to Sites. Following the Closing Date, NT Retail shall permit reasonable access to SSA and its employees, agents and contractors at each site and at no cost where any SSA Controlled Remediation Activity is being or is to be conducted for such time as is reasonably required for SSA to meet all its obligations contemplated by this Article 5. Such access shall include the right to use electricity and other utilities, to conduct such tests, to take such groundwater or soil samples, to excavate, remove, dispose of or treat the soil or groundwater, and to undertake such other actions as are required by the applicable Governmental Authorities or Environmental Laws in connection with the Remediation Activities; provided that SSA and NT Retail shall cooperate in obtaining any Environmental Authorizations required for such SSA Controlled Remediation Activity, the costs of which will be borne in accordance with

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the indemnification provisions of this Article 5. The rights of access accorded to SSA in this Section 5.3(i) shall not confer a right upon SSA to stage or place machinery or equipment on a site in a manner which would unreasonably interfere with the use or the business conducted on such site, in any case where there is a reasonable alternative to accomplish the required Remediation Activities.

Section 5.4 Indemnification for Environmental Matters.

(a) Indemnification by SSA. As of the Closing Date, SSA shall indemnify, defend and hold harmless the NT Retail Indemnitees from and against any Claims or Losses actually suffered by any of the NT Retail Indemnitees to the extent arising out of or resulting from any breach or nonfulfillment by SSA of any of its covenants, agreements or other Obligations set forth in this Article 5.

(b) Indemnification by NT Retail. As of the Closing Date, NT Retail shall indemnify, defend and hold harmless the SSA Indemnitees from and against any Claims or Losses actually suffered by any of the SSA Indemnitees to the extent arising out of or resulting from any breach or nonfulfillment by NT Retail of any of its covenants, agreements or other Obligations set forth in this Article 5.

Section 5.5 Indemnification Procedures for Environmental Claims.

(a) Procedures for Asserting Claims for Indemnification. If a SSA Indemnitee or a NT Retail Indemnitee becomes aware of any Environmental Condition or other circumstance or state of facts (including the receipt of a Third-Party Claim) which such SSA Indemnitee or NT Retail Indemnitee, as applicable, has determined has given or could reasonably be expected to give rise to a right of indemnification under this Article 5, then such SSA Indemnitee or NT Retail Indemnitee shall comply with the notice provisions of Section 10.6, provided, however, that SSA (and each of the other SSA Indemnitees) shall be deemed to have already provided such notice to NT Retail with respect to each of the Known Marketing Environmental Conditions, respectively, and each Existing Marketing Soil & Groundwater Consent Decree). Following the provision of any such notice, all the other provisions of Section 10.6 shall apply with respect to the matter described in such notice. In addition to the requirements of Section 10.6, NT Retail or SSA shall promptly develop and provide to SSA or NT Retail, as applicable, a detailed assessment of the facts, conditions and circumstances giving rise to the Environmental Condition or other circumstances that is the subject of such notice, using recognized environmental site assessment practices. NT Retail or SSA shall promptly provide the Indemnifying Party copies of, and access to, all pertinent data and materials in connection therewith.

Section 5.6 Limitations.

(a) No Indemnification for Remediation Costs in Excess of the Commercially Reasonable Remediation Cost. SSA’s indemnification obligation under this Article 5 with respect to any Remediation Activity (including the deductible amounts set forth in Section 5.2(a)(i)) shall not exceed the Commercially Reasonable Remediation Cost. Likewise, NT

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Retail’s indemnification obligation under this Article 5 with respect to any Remediation Activity shall not exceed the Commercially Reasonable Remediation Cost.

(b) Release. NT RETAIL, ON ITS OWN BEHALF AND ON BEHALF OF ITS SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASING PARTIES”), ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY RELEASES AND FOREVER DISCHARGES SSA AND EACH OF ITS PAST, PRESENT OR FUTURE AFFILIATES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL LOSSES, ACTIONS, CAUSES OF ACTION, SUITS, DEBTS, OBLIGATIONS, SUMS OF MONEY, ACCOUNTS, COVENANTS, CONTRACTS, CONTROVERSIES, AGREEMENTS, PROMISES AND EXECUTIONS, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ABSOLUTE OR CONTINGENT, BASED ON NEGLIGENCE OR STRICT LIABILITY, DIRECT OR INDIRECT OR NOMINALLY OR BENEFICIALLY POSSESSED OR CLAIMED BY ANY OF THE RELEASING PARTIES, WHETHER THE SAME BE AT LAW, IN EQUITY OR MIXED, WHICH SUCH RELEASING PARTY EVER HAD OR NOW HAS, OR HEREAFTER CAN, SHALL OR MAY HAVE AGAINST THE RELEASED PARTIES, ATTRIBUTABLE TO THE NT Retail ASSUMED MARKETING REMEDIATION LIABILITIES.

Section 5.7 Survival; Assignment. The indemnification obligations of SSA and NT Retail contained in this Article 5 shall survive the Closing Date indefinitely. NT Retail shall bind NT Retail’s successors and assigns and any tenants, operators or licensees at any of the Marketing Sites to the terms and conditions in this Article 5.

ARTICLE 6

OTHER ENVIRONMENTAL MATTERS

Section 6.1 Environmental Covenants and Agreements.

(a) Existing Marketing Consent Decrees. NT Retail shall perform, as necessary, the Existing Marketing Consent Decrees at the Marketing Sites, including any assessments, corrective or remedial action plans or the equivalent required by any Environmental Law, that are required to be performed from and after the Closing Date, in each case in accordance with the terms thereof. NT Retail shall cooperate with SSA in ongoing negotiations related to the Existing Marketing Consent Decrees and shall take reasonable action to facilitate the resolution of such negotiations. NT Retail shall not be entitled to reimbursement from SSA for any Loss, including indirect corporate and administrative overhead costs, in performing such obligations; provided, however, in no event shall NT Retail be responsible for fines or penalties, including stipulated penalties, that arise out of SSA’s pre-Closing Date noncompliance with the terms and conditions of such Existing Marketing Consent Decrees.

(b) Environmental Financial Assurance Arrangements. NT Retail shall arrange for the replacement, effective as of the Closing Date, of the financial assurance arrangements provided by SSA under Environmental Laws and referred to in Section 6.1(b) of the SSA Disclosure

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Schedules with surety bonds, letters of credit or other financial assurance arrangements acceptable to the applicable Governmental Authorities (the “Marketing Replacement Environmental Financial Assurance Arrangements”). NT Retail and SSA shall provide such cooperation to one another as shall be reasonably required to obtain the release of SSA (and each surety company, financial institution or other Person providing any of such existing financial assurance arrangements) under each of the existing financial assurance arrangements referred to in Section 6.1(b) of the SSA Disclosure Schedules as of the Closing Date or as promptly as practicable thereafter.

ARTICLE 7

TAX MATTERS

Section 7.1 Indemnification for Tax Matters. From and after the Closing Date, notwithstanding anything in this Marketing Contribution Agreement to the contrary, SSA shall indemnify, defend and hold harmless the NT Retail Indemnitees from all Claims and Losses to the extent arising from or related to, any of the following:

(a) all Taxes imposed on, or pertaining or attributable to, SSA, the Marketing Business, or the Marketing Assets for the Pre-Closing Tax Period; and

(b) all Taxes imposed on, or pertaining or attributable to, SAF for the Pre-Closing Tax Period.

Section 7.2 Prorations; Contribution Straddle Periods.

(a) Except as expressly set forth in this Marketing Contribution Agreement, all income, expenses, and other Tax items attributable to the Marketing Business, the Marketing Assets and the SAF Interest for the Pre-Closing Tax Period are for the account of SSA, and all income, expenses, and other Tax items attributable to the Marketing Business, the Marketing Assets and the SAF Interest for the Post-Closing Tax Period are for the account of NT Retail. It is understood that NT Retail and SSA are responsible for their own income Tax liabilities attributable to such income, expenses, and other Tax items allocated to them pursuant to the preceding sentence. In addition, NT Retail and SSA will apply a “closing of the books” method taking into account the amount of calendar days before and including the Closing Date on the one hand, and the amount of calendar days after the Closing Date, on the other hand, for allocating the income, expenses, and other Tax items.

(b) In the case of any Property Taxes attributable to a Contribution Straddle Period, the total amount of such Property Taxes allocated to the Pre-Closing Tax Period of such Contribution Straddle Period shall be the product of (i) such Property Taxes for the entirety of such Contribution Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days for such Contribution Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the total number of calendar days in such Contribution Straddle Period. NT Retail shall be reimbursed by SSA to the extent of SSA’s portion of such prorated Property Taxes. If the Closing Date shall occur before the applicable Tax rate or assessment is fixed for such Contribution Straddle Period, the apportionment of such Property Taxes and payments at the Closing Date shall be based upon the most recently ascertainable

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Property Tax bills; provided, that NT Retail and SSA shall recalculate and re-prorate said Property Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Property Tax bills received for the Contribution Straddle Period in which the Closing Date occurs and the amount of any payments in lieu of Tax made with respect to any such Contribution Straddle Period.

Section 7.3 Payment of Property Taxes; Tax Returns. After the Closing Date, the Paying Party shall (a) promptly notify the applicable Reimbursing Party and (b) shall pay such Property Tax bill prior to the last day such Property Tax may be paid without penalty or interest. The Reimbursing Party shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the Paying Party the share of such Property Tax so paid that is the responsibility of the Reimbursing Party as provided under this Marketing Contribution Agreement. SSA and NT Retail shall reasonably cooperate with each other after the Closing Date with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to the Pre-Closing Tax Period. If any Party receives a refund of any Property Taxes for which and to the extent another Party is responsible under this Marketing Contribution Agreement, the Party receiving such refund, whether received in cash, or as a credit against other Taxes, shall, within 30 days after the receipt of such refund, remit such refund to the appropriate other Party; provided, that, to the extent any refund of Property Taxes relates to a Contribution Straddle Period, such refund shall be apportioned between NT Retail and SSA based on the appropriate allocation method set forth in Section 7.2(b).

Section 7.4 Transfer Taxes.

(a) Attached as Section 7.4(a) to the SSA Disclosure Schedules are the valuations for use in determining Transfer Taxes on the Marketing Assets as agreed to between SSA and NT Retail. SSA and NT Retail agree that the Transfer Taxes based on such valuations of the Marketing Assets pursuant to this Marketing Contribution Agreement shall be borne equally by NT Retail, on the one hand, and SSA, on the other; provided, however, notwithstanding anything to the contrary herein or in Appendix D to the Formation Agreement, if the Transfer Taxes for the Marketing Assets are increased as a result of an increased valuation or for any other reason because of the Sale and Leaseback Transaction, NT Retail shall pay that portion of the Transfer Taxes incurred as a result of such increase (i.e., the total Transfer Taxes on the Marketing Assets minus the Transfer Taxes that would have been paid based on the valuations set forth on Section 8.7(a) to the Marketing Disclosure Schedules). On the Closing Date, SSA and NT Retail shall pay Transfer Taxes related to the conveyance of the Marketing Real Property owned by SSA pursuant to Minn. Stat. § 287.21, Subd. 1 and any other Transfer Taxes due as of the Closing Date or otherwise as required by Law, in each case to the appropriate Governmental Authorities. To the extent any other Transfer Taxes are not due and payable until after the Closing Date, SSA shall remit to NT Retail a payment equal to its share of such Transfer Taxes at least three days prior to the date such Transfer Taxes are due before accruing any penalties or interest, and NT Retail shall thereafter remit such Transfer Taxes to the appropriate Governmental Authorities. Notwithstanding the foregoing, as between NT Retail and SSA, NT Retail and SSA shall cooperate to minimize any such Transfer Taxes.

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(b) SSA and NT Retail intend for the contribution of the Marketing Assets to NT Retail pursuant to this Marketing Contribution Agreement to be excluded or exempt from Minnesota and South Dakota sales and use Taxes (including by reason of the exemption for the sale of substantially all of the assets of a trade or business provided under Minn. Stat. § 297A.68, Subd. 25(a)(5)). Prior to, or in no event later than Closing Date, NT Retail and SSA shall provide to the other copies of any applicable exemption certificates, including sale for resale exemption certificates, necessary to establish the right to any exemption from Transfer Taxes. NT Retail and SSA shall thereafter provide the other with any additional exemption certificates and other documentation as may be required by the Governmental Authorities for such purpose. SSA shall reasonably cooperate with NT Retail, including providing NT Retail with reasonable access to SSA’ books, records, and such other data as NT Retail may reasonably request in order to support all applicable exemptions from Transfer Taxes.

(c) If any exemption from Transfer Taxes is claimed by NT Retail or by SSA and additional Transfer Taxes are assessed as a result of such exemption being denied by the applicable Governmental Authority, then NT Retail or SSA, as applicable, shall reimburse the other, or its assignees, for one-half of such assessed Transfer Taxes, including any interest or penalty, upon the terms and pursuant to the conditions of the Formation Agreement.

Section 7.5 Tax Returns; Audits.

(a) For each Tax period ending on or prior to the Closing Date, SSA shall be responsible for timely filing all Tax Returns required by applicable Law to be filed, and payment of all Taxes levied or imposed, in connection with the Marketing Assets, the Marketing Business, the SAF Business or employees and independent contractors engaged in operating or maintaining the foregoing, and for any Tax period ending after the Closing Date, NT Retail shall be responsible for the timely filing of all Tax Returns required by applicable Law to be filed, and payment of all such Taxes (other than Taxes which are the responsibility of SSA pursuant to Sections 7.1 and 7.2) levied or imposed, in connection with the Marketing Assets, the Marketing Business, the SAF Business or employees and independent contractors engaged in operating or maintaining the foregoing. SSA shall pay to NT Retail an amount equal to any Taxes for which SSA is liable pursuant to Sections 7.1 and 7.2 but which are payable with Tax Returns to be filed by NT Retail pursuant to this Section 7.5 within three days prior to the due date for the filing of such Tax Returns.

(b) NT Retail and SSA shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section 7.5 and any Tax audit or other Tax proceeding with respect to Taxes (“Tax Contest”). Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. NT Retail and SSA agree (i) to retain all books and records with respect to Tax matters pertinent to the Marketing Assets, the Marketing Business and the SAF Business relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by NT Retail, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Party reasonable written notice prior to

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transferring, destroying, or discarding any such books and records and, if another Party so requests, NT Retail or SSA, as the case may be, shall allow the other Party to take possession of such books and records at that Party’s sole expense.

(c) SSA shall have the right to represent its interests in any Tax Contest relating to the Pre-Closing Tax Period with respect to the Marketing Assets, the Marketing Business or employees and independent contractors engaged in operating or maintaining the foregoing, employ counsel of its choice at its expense and to control the conduct of such Tax Contest. SSA shall have the right to settle or dispose of any such Tax Contest, provided that SSA shall allow NT Retail to participate in any such proceeding (at its own cost and expense); provided further that no settlement or other disposition of any claim for Tax which would adversely affect NT Retail in any Post-Closing Tax Period shall be agreed to without NT Retail’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 7.6 Refunds. Any Tax refund received after the Closing Date by SAF or NT Retail with respect to the Assets that relate solely to a Pre-Closing Tax Period shall be for the account of SSA. If any such Tax refund is received, NT Retail shall promptly pay to SSA an amount equal to such refund.

Section 7.7 Survival. Notwithstanding anything in this Marketing Contribution Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax covered by this Marketing Contribution Agreement shall survive the Closing Date for a period of 60 days after the expiration of the applicable statute of limitation (including extensions thereof) after the Closing Date.

ARTICLE 8

INDEMNIFICATION AND REMEDIES

Section 8.1 Survival of Representations and Warranties. Subject to the limitations and other provisions of this Marketing Contribution Agreement, the representations and warranties of SSA contained in this Marketing Contribution Agreement shall survive the Closing and shall remain in full force and effect for a period of two years after the Closing Date; provided, however:

(a) the representations and warranties in Section 4.10 (Environmental) shall survive the Closing Date for a period of five years after the Closing Date;

(b) the representations and warranties in Section 4.14 (Taxes) and Section 4.16(b) (Controlled Group Liability) shall survive the Closing Date for a period of 60 days after the expiration of the applicable statute of limitation (including extensions thereof); and

(c) the representations and warranties in Section 4.3(b), Section 4.6(a) and clauses (i) and (ii) of Section 4. 6(c) shall survive the Closing Date forever.

Section 8.2 Indemnification Provisions for Benefit of NT Retail Indemnitees.

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(a) As of the Closing Date, SSA hereby agrees to indemnify, defend and hold harmless the NT Retail Indemnitees from and against any and all Claims and Losses (excluding any and all Claims and Losses that are specifically addressed in Articles 5 and 7) actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

(i) the breach of any representation or warranty of SSA contained in this Marketing Contribution Agreement;

(ii) the breach of any covenant or agreement of SSA contained in this Marketing Contribution Agreement;

(iii) the Excluded Assets (except to the extent arising from any use of the Excluded Assets by any of the NT Retail Indemnitees);

(iv) the SSA Retained Obligations;

(v) the ownership or operation of the Marketing Assets or the Marketing Business prior to the Effective Time, which for the avoidance of doubt shall include all assets or liabilities historically associated with such business whether or not a part of the Marketing Business as of the Closing Date or the Execution Date of this Marketing Contribution Agreement, but which shall exclude all capital and operating costs incurred after the Closing Date for any alteration, modification or addition to any of the Marketing Assets arising out of, resulting from, required by, or relating to any (A) Known Marketing Environmental Condition, (B) Newly Discovered Marketing Environmental Condition (C) Existing Marketing Soil & Groundwater Consent Decree, (D) Existing Marketing Consent Decree, or (E) any Environmental Claim or Environmental Noncompliance that is specifically disclosed (with reference to specific claims or incidents, and with sufficient detail to circumscribe the scope of the matter) in Section 4.10 of the SSA Disclosure Schedules;

(vi) the SAF Accounts Payable;

(vii) the SAF Indebtedness; or

(viii) the ownership of SAF or any predecessors to SAF prior to the Effective Time.

No Claim may be asserted or commenced against SSA pursuant to clause (i) of the immediately preceding sentence unless written notice of such Claim is received by SSA describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 8.1.

(b) SSA shall not be liable for indemnification pursuant to Section 8.2(a)(i) unless the aggregate amount of all Representation and Warranty Losses, taken together, shall exceed the Indemnification Deductible, after which point SSA will be obligated only to indemnify, defend and hold harmless the NT Retail Indemnitees from and against such Claims and Losses to the extent they, together with the aggregate amount of all other Representation and Warranty Losses exceed the Indemnification Deductible but are, in the aggregate, less than or

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equal to the Indemnification Ceiling. For the avoidance of doubt, the full amount of the Indemnification Ceiling shall be recoverable over and above the Indemnification Deductible. Notwithstanding the foregoing, the limitations on SSA’s indemnification obligations set forth in the preceding sentences of this Section 8.2(b) shall not apply to Losses resulting from (i) any breach by SSA of the representations and warranties in Section 4.3(b), clauses (i) and (ii) in Section 4.6(c) and Section 4.14 or (ii) fraud by SSA in connection with this Marketing Contribution Agreement.

Section 8.3 Indemnification Provisions for Benefit of SSA. As of the Closing Date, NT Retail agrees to indemnify, defend and hold harmless the SSA Indemnitees from and against any and all Claims and Losses (excluding any and all Claims and Losses that are specifically addressed in Articles 5 and 7) actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

(a) the breach of any covenant or agreement of NT Retail contained in this Marketing Contribution Agreement,

(b) the NT Retail Assumed SSA Obligations, or

(c) NT Retail’s ownership or operation of the Marketing Assets or Marketing Business, the SAF Interests, the SAF Assets or the SAF Business in each case after the Effective Time.

Section 8.4 Indemnification Procedures.

(a) An SSA Indemnitee or NT Retail Indemnitee, as the case may be (the “Indemnified Party”), shall give the indemnifying party under Section 8.2 or Section 8.3, as applicable (the “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could reasonably be expected to give rise to a right of indemnification under this Marketing Contribution Agreement, and which notice shall contain a reference to the provisions of this Marketing Contribution Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 8 except to the extent the Indemnifying Party is actually prejudiced by such failure. Notwithstanding anything to the contrary contained herein, the rights and remedies of the Indemnified Parties from and after the Closing shall not be limited by the fact that any Indemnified Party had knowledge of any breach, event or circumstance prior to the Closing or waived any condition to the Closing related thereto.

(b) If any Third Person shall notify an Indemnified Party with respect to Third-Party Claim under Section 2.5(b), Article 5 or this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under Section 2.5(b), Article 5 or Article 8, as applicable, except to the extent the Indemnifying Party is actually prejudiced by such failure.

(c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory

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to the Indemnified Party; provided that (i) the Indemnifying Party must acknowledge in writing its obligation to indemnify the Indemnified Party in full without reservations with respect to such Third-Party Claim, (ii) the Third-Party Claim does not seek to impose any liability on the Indemnified Party other than money damages and (iii) the Third-Party Claim is not part of a larger claim or series of related claims that do not relate to Losses hereunder. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief or any other obligations upon the Indemnified Party, and provides for the full, final and unqualified release of the Indemnified Party in respect of such Third-Party Claim.

(d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with this Agreement or during the period in which the Indemnified Party’s legal counsel shall have advised the Indemnified Party that there exists one or more legal or equitable defenses available to them or that a conflict of interest exists, in either case that would make it inappropriate under applicable standards of professional conduct to have common counsel.

(e) If the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8.4(c), in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

Section 8.5 Determination of Losses; Apportionment of Losses.

(a) The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party. The Parties acknowledge that, except as set forth in Section 8.7, the Indemnified Party shall have no obligation to seek to recover any insurance proceeds or other payment or recoupment relating to the events giving rise to the claim for indemnification. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use Commercially Reasonable Efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(b) Without altering or affecting in any manner the foregoing provisions of this Article 8, to the extent that an Indemnifying Party and any one or more Indemnified Parties are each liable hereunder for Losses arising out of the same set of facts, circumstances or conditions, the Obligations associated with such Losses will be apportioned between the

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Indemnifying Party and the Indemnified Parties in proportion to the extent to which the activities of each such Party contributed to the cause of the Losses, taking into consideration all pertinent factors.

Section 8.6 Further Limitations on Liability.

(a) NT RETAIL ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, THE REMEDIES SET FORTH IN ARTICLE 5, ARTICLE 7 AND THIS ARTICLE 8, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 8.6(a)(i) AND SECTION 8.6(a)(ii), ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF NT RETAIL AND NTI WITH RESPECT TO ANY ASPECT OF THIS MARKETING CONTRIBUTION AGREEMENT. EXCEPT FOR FRAUD, NT RETAIL AND NTI HEREBY RELEASE, WAIVE AND DISCHARGE, AND COVENANT NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS MARKETING CONTRIBUTION AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(i) NT RETAIL ACKNOWLEDGES THAT IT WILL BECOME THE OWNER OF THE MARKETING ASSETS AND NT RETAIL SHALL ACCEPT THE MARKETING ASSETS IN THEIR AS-IS, WHERE-IS CONDITION WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SSA HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR IN THE RELATED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, THE PROVISIONS OF THIS SECTION 8.6(a)(i) SHALL NOT ALTER, LIMIT, MODIFY OR IMPAIR THE REPRESENTATIONS AND WARRANTIES OF SSA CONTAINED IN THIS MARKETING CONTRIBUTION AGREEMENT, ANY DEED OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT, OR ANY OTHER RELATED AGREEMENTS.

(ii) EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE IN OR PURSUANT TO THIS MARKETING CONTRIBUTION AGREEMENT, ANY DEEDS OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT, OR THE RELATED AGREEMENTS, NT RETAIL AND NTI ACKNOWLEDGE AND AGREE THAT: (A) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY OR ON BEHALF OF SSA, EXPRESS OR IMPLIED, AS TO (1) THE MARKETING ASSETS OR THE SAF ASSETS OR (2) THE OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE MARKETING BUSINESS OR THE SAF BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS MARKETING CONTRIBUTION AGREEMENT AND TO CONSUMMATE THE SSA CONTRIBUTION AND THE ASSUMPTION OF THE NT RETAIL ASSUMED SSA OBLIGATIONS, NT RETAIL HAS RELIED AND WILL RELY SOLELY UPON ITS OWN

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INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (B) SSA DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO NT RETAIL INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO NT RETAIL BY SSA OR ANY OF ITS AFFILIATES OR REPRESENTATIVES; (C) NEITHER SSA NOR ANY OF ITS AFFILIATES HAVE MADE, AND SSA HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE MARKETING ASSETS, THE MARKETING BUSINESS OR THE SAF BUSINESS; AND (D) SSA MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER OR ADJACENT TO ANY PORTION OF THE MARKETING ASSETS, COMPLIANCE WITH APPLICABLE LAWS AND AUTHORIZATIONS; PROVIDED, HOWEVER, THE PROVISIONS OF THIS SECTION 8.6(a)(ii) SHALL NOT LIMIT, ALTER OR WAIVE ANY CLAIMS FOR FRAUD IN CONNECTION WITH THIS MARKETING CONTRIBUTION AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(b) SSA ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, THE REMEDIES SET FORTH IN SECTION 2.5(b), ARTICLE 5, ARTICLE 7 AND THIS ARTICLE 8, INCLUDING THE DEDUCTIBLES AND SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF SSA WITH RESPECT TO ANY ASPECT OF THIS MARKETING CONTRIBUTION AGREEMENT. EXCEPT FOR FRAUD, SSA HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS MARKETING CONTRIBUTION AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS MARKETING CONTRIBUTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT SUCH DAMAGES (i) ARE PAID OR OWING TO A THIRD PERSON WITH RESPECT TO A THIRD-PARTY CLAIM OR (ii) (A) CONSTITUTE CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DIMINUTION IN VALUE DAMAGES THAT WERE THE DIRECT AND REASONABLY FORESEEABLE CONSEQUENCE OF THE BREACH OF REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OF THIS MARKETING CONTRIBUTION AGREEMENT, (B) THE DAMAGES RESULTING FROM SUCH BREACH EXCEED $1,000,000, AND (C) THE CLAIM ASSERTING THE RELEVANT BREACH IS DELIVERED ON OR PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. EXCEPT IN THE CASE OF FRAUD, IN NO EVENT SHALL THE AGGREGATE LIABILITIES OR OTHER OBLIGATIONS OF SSA UNDER THIS

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MARKETING CONTRIBUTION AGREEMENT, THE FORMATION AGREEMENT, THE REFINING CONTRIBUTION AGREEMENT OR THE SUPERMOM’S CONTRIBUTION AGREEMENT FOR REPRESENTATION AND WARRANTY LOSSES, INCLUDING ANY CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DIMINUTION IN VALUE DAMAGES ARISING FROM SECTION 8.6(c)(ii), EXCEED THE INDEMNIFICATION CEILING.

(d) EXCEPT IN THE CASE OF FRAUD, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS MARKETING CONTRIBUTION AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 8, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(e) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS MARKETING CONTRIBUTION AGREEMENT, FROM AND AFTER THE CLOSING DATE, THE NT RETAIL INDEMNITEES SHALL HAVE NO RIGHTS TO RECOVERY OR INDEMNIFICATION, DIRECTLY OR INDIRECTLY, FOR ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL CONDITIONS AND ALL SUCH RIGHTS OR REMEDIES WHICH ANY NT RETAIL INDEMNITEE MAY HAVE AGAINST SSA AT OR UNDER LAW (INCLUDING ANY ENVIRONMENTAL LAW) WITH RESPECT TO ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL CONDITIONS, ARE EXPRESSLY WAIVED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS MARKETING CONTRIBUTION AGREEMENT, FROM AND AFTER THE CLOSING DATE, NT RETAIL AND ALL THE NT RETAIL INDEMNITEES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE SSA AND ALL SSA INDEMNITEES FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION OR INDEMNITY UNDER STATUTE, COMMON OR CIVIL LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ANY ENVIRONMENTAL CONDITIONS. FURTHER, IN THE EVENT NT RETAIL OR THE NT RETAIL INDEMNITEES SEEKS COST RECOVERY, CONTRIBUTION OR INDEMNIFICATION AGAINST A PRIOR OWNER OF THE ASSETS THAT RELATES TO OR IN ANY WAY ARISES OUT OF AN ENVIRONMENTAL CONDITION, FOR PURPOSES OF CLARIFICATION, IT IS UNDERSTOOD AND AGREED THAT ANY CLAIM, WHETHER ARISING UNDER CONTRACT, STATUTE, COMMON LAW OR OTHERWISE, MADE BY SUCH PRIOR OWNER AGAINST SSA OR SSA INDEMNITEES WITH RESPECT TO SUCH ENVIRONMENTAL CONDITION SHALL BE AN ASSUMED OBLIGATION OF NT RETAIL.

Section 8.7 Recourse to Title Policies. For so long as an applicable Marketing Title Policy is in full force and effect, for any matter that may constitute a covered risk under a Marketing Title Policy, a NT Retail Indemnitee will make and use Commercially Reasonable Efforts to make and pursue a claim first against such Marketing Title Policy in accordance with such Marketing Title Policy for reimbursement of any amount that SSA has agreed to reimburse

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a NT Retail Indemnitee, or has been found liable to pay to a NT Retail Indemnitee pursuant to a final, non-appealable order of a court of competent jurisdiction or pursuant to an arbitration proceeding, in each case with respect to any defect in title or leasehold interests to the tracts, pieces or parcels of real property and related insurable improvements described in the Marketing Title Policy, and only to the extent that such Claim is not satisfied from the Marketing Title Policy may such NT Retail Indemnitee be entitled to a direct payment from SSA pursuant to the special warranties set forth in the Deeds applicable to such Marketing Real Property; provided that the foregoing shall not limit in any way the rights or remedies that any NT Retail Indemnitee may otherwise have against SSA in respect of such matter; and provided further that if a NT Retail Indemnitee does not bring a claim against SSA in respect of such matter, no NT Retail Indemnitee shall be required to make or pursue a claim under a Marketing Title Policy.

Section 8.8 Treatment of Indemnity Payments. The Parties shall treat any and all payments under any indemnity provision under this Marketing Contribution Agreement as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax Laws. If, contrary to the intent of the Parties hereto as expressed in the foregoing sentence, any indemnity payments made pursuant to this Marketing Contribution Agreement are treated as taxable income of the recipient (or of a direct or indirect holder of interest therein), then the payor shall pay such amount, if any, as shall be necessary to hold any recipient (or a direct or indirect holder of interest therein) harmless on an after-Tax basis from all Taxes required to be paid by such recipient with respect to such payment or indemnity (including any payments made pursuant to this Section 8.8) under any Law.

ARTICLE 9

POST-CONTRIBUTION COVENANTS

Section 9.1 Post-Contribution Changes to Franchise Arrangements. Immediately after the Closing Date, NT Retail will file with applicable Governmental Authorities:

(a) all amendments to the form agreements relating to the Franchises and the franchise disclosure document of SAF related to the Franchises, and any and all other documents required by Law as a result of NT Retail’s acquisition of the SAF Interest; and

(b) a parent company guaranty of the performance by SAF of its obligations under any and all Franchise Agreements, which guaranty will satisfy applicable requirements for parent company guaranties under applicable franchise Laws.

Section 9.2 Ashland Marketing Sites. With respect to each of the Ashland Marketing Sites, SSA shall: (a) assign to NT Retail the real estate subleasehold interests in such Ashland Marketing Sites under the Ashland Sublease, as contemplated by this Marketing Contribution Agreement; and (b) if SSA is unable to acquire fee title to such Ashland Marketing Sites prior to the deadline for renewal or extension notification by Ashland Inc. under the then-current base lease term, renewal term or extended term, SSA shall cause Ashland Inc. to exercise the next applicable renewal option exercisable by Ashland Inc. pursuant to the Ashland Sublease. The fees or expenses incurred in connection with the pre-Closing actions to be taken by SSA in accordance with this Section 8.2 shall be borne by the Parties as provided in Section 9.5 of the Formation Agreement.

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Section 9.3 Lottery Tickets. At or prior to the Closing Date, all unsold lottery tickets located at the Marketing Sites shall be removed by SSA, at its expense.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Entire Agreement; Amendment; Waivers. This Marketing Contribution Agreement and the Related Agreements constitute the entire agreement and understanding of the Parties, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof. This Marketing Contribution Agreement may not be amended except by an instrument in writing signed by SSA, NT Retail and NTI. At any time prior to the Closing Date, either SSA or NTI (on behalf of itself and NT Retail) may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.2 Parties in Interest. This Marketing Contribution Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and to the benefit of (a) the NT Retail Indemnitees and (b) the SSA Indemnitees, and nothing in this Marketing Contribution Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Marketing Contribution Agreement.

Section 10.3 Assignment. NT Retail’s and NTI’s rights and obligations under this Marketing Contribution Agreement may not be assigned without the prior written consent of SSA, which consent may be withheld for any reason. Notwithstanding the foregoing, NTI may assign any of its rights and obligations under this Marketing Contribution Agreement to any Affiliate of NTI, provided that no such assignment shall limit or affect NTI’s obligations hereunder. SSA’s rights and obligations under this Marketing Contribution Agreement may not be assigned without the prior written consent of NTI (on behalf of NT Retail), which consent may be withheld for any reason, other than to a wholly-owned subsidiary of Marathon Oil Corporation, provided that no such assignment shall limit or affect SSA’s obligations hereunder. Subject to the foregoing, this Marketing Contribution Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.4 Expenses. Except as otherwise expressly provided herein or in Section 11.5 of the Formation Agreement, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by SSA in connection with SSA’s negotiation, execution and delivery of this Marketing Contribution Agreement and the Related Agreements and performance by SSA of the Contemplated Transactions shall be paid by SSA, and all costs and expenses (including fees and disbursements of counsel, accountants and

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other experts) incurred by NTI in connection with NTI’s negotiation, execution and delivery of this Marketing Contribution Agreement and the Related Agreements on behalf of itself and NT Retail and the performance by NTI of the Contemplated Transactions shall be paid by NTI.

Section 10.5 Headings; SSA Disclosure Schedules. The headings contained in this Marketing Contribution Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Marketing Contribution Agreement. The SSA Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections contained in this Marketing Contribution Agreement. Any matter set forth in the SSA Disclosure Schedules shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the SSA Disclosure Schedules to which such matter’s application or relevance is clearly apparent on the face of such disclosure.

Section 10.6 Notices. All notices and other communications that are required to be or may be given pursuant to this Marketing Contribution Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers:

If to SSA, to:

Speedway SuperAmerica LLC

500 Speedway Drive

Enon, OH  45323

Attention:  Commercial Director

Facsimile:  (937) 863-6727

with copies (which shall not constitute notice) to:

Speedway SuperAmerica LLC

500 Speedway Drive

Enon, OH  45323

Attention:  Group Counsel

Facsimile:  (937) 863-2380

If to NT Retail and NTI, to:

Northern Tier Investors LLC

c/o Acon Refining Partners, LLC

539 South Main Street

1133 Connecticut Avenue, NW, Suite 700

Washington, DC 20036

Attention:  Andre Bhatia

Facsimile: (202) 454 – 1101

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with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Attn: Keith R. Fullenweider

Facsimile No. (713) 615-5085

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:    Benet J. O’Reilly

            Richard J. Cooper

Facsimile No.: (212) 225-3999

or to such other address or facsimile number as SSA, NT Retail or NTI may, from time to time, designate in a written notice given in accordance with this Section 10.6. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, on the day sent provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day, or at the beginning of the recipient’s next Business Day after confirmation of transmission if not received prior to 5:00 p.m. local time of the recipient on the day sent , or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 10.7 Severability. If any term or other provision of this Marketing Contribution Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Marketing Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Marketing Contribution Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.

Section 10.8 Governing Law. This Marketing Contribution Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 10.9 Dispute Resolution. Except as otherwise expressly provided herein or in any Related Agreements (but only with respect thereto), all controversies or disputes arising out of and related to this Marketing Contribution Agreement or the Related Agreements subsequent

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to the Closing Date shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix C to the Formation Agreement.

Section 10.10 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties agrees, subject to Section 10.9 in the case of an arbitration, that it shall bring any action or Proceeding in respect of any Claim arising out of or related to this Marketing Contribution Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state courts located in New York, New York and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 10.6. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Marketing Contribution Agreement and for any counterclaim therein.

Section 10.11 Time of the Essence. Time is of the essence in the performance of this Marketing Contribution Agreement in all respects. If the date specified in this Marketing Contribution Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 10.12 Counterparts. This Marketing Contribution Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.13 Classification for United States Tax Purposes. NT Retail is classified as a disregarded entity for United States federal income tax purposes, and has not elected to be treated otherwise under applicable United States Treasury Regulations.

Section 10.14 No Third Party Beneficiaries. Except as set forth in Section 10.2, nothing expressed or implied in this Marketing Contribution Agreement is intended to confer upon or deny any rights or remedies or to otherwise make any Franchisee, the counterparty to the Sale and Leaseback Transaction, or any other Third Person a third party beneficiary hereunder. Nothing expressed or implied in this Marketing Contribution Agreement amends, or is intended to amend, any Franchise Agreement or any agreement, instrument or document entered into in connection with or otherwise related to the Sale and Leaseback Transaction.

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IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Marketing Contribution Agreement effective as of the date first written above.

NORTHERN TIER RETAIL LLC

By:	/S/ JAY HEINTSCHEL
Name:	Jay Heintschel
Title:	President

SPEEDWAY SUPERAMERICA LLC

By:	/S/ GARY HEMINGER
Name:	Gary Heminger
Title:	Designated Representative

NORTHERN TIER INVESTORS LLC

By:	/S/ BERNARD ARONSON
Name:	Bernard Aronson
Title:	Authorized Person

Signature Page to Marketing Contribution Agreement